EXECUTION COPY

EXHIBIT 10.10

PURCHASE AND ASSUMPTION AGREEMENT

dated as of

March 24, 2015

Between

HORRY COUNTY STATE BANK

as Seller

and

SANDHILLS BANK

as Purchaser

EXECUTION COPY

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of March 24, 2015 (this “Agreement”), between Horry County State Bank, a state-chartered banking corporation organized under the laws of South Carolina with its principal office located in Loris, South Carolina (“Seller”), and Sandhills Bank, a state-chartered banking corporation organized under the laws of South Carolina with its principal office located in North Myrtle Beach, South Carolina (“Purchaser”).

RECITALS

WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, certain banking operations in the State of South Carolina, in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

1.1       Certain Definitions. The terms set forth below are used in this Agreement with the following meanings:

“Accrued Interest” means, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account; (b) with respect to a Negative Deposit, interest which is accrued on such Negative Deposit to but excluding such date and not yet paid; and (c) with respect to a Loan, interest which is accrued on such Loan to but excluding such date and not yet paid.

“ACH” has the meaning set forth in Section 4.3(a).

“ACH Entries” has the meaning set forth in Section 4.3(a).

“ACH Entries Cut-Off Date” has the meaning set forth in Section 4.3(a).

“Adjusted Payment Amount” means (x) the aggregate balance of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Purchase Price, each as set forth on the Final Closing Statement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.9(b).

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“Assets” has the meaning set forth in Section 2.1(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.5(c).

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Benefit Plan” means each employee benefit plan, program or other arrangement that is sponsored or maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates contributes or is obligated to contribute, or in connection with which Seller or any of its Affiliates has any liability or obligation, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, compensation, deferred compensation, vacation, stock purchase, stock option, severance, employment, consulting, retention, change of control or fringe benefit plan, agreement, program or policy in which any of the Branch Employees or their dependents participate.

“Branch Employees” means the employees of Seller or its Affiliates employed at the Branches or another location of Seller on the Closing Date who provide services directly relating to the operation of the applicable Branch or Branches and set forth on the list provided by Seller in accordance with Section 5.15(a).

“Branches” means the Real Property and Personal Property associated with the banking offices at the locations identified on Exhibit 1.1(b) and, except as otherwise expressly provided herein, “Branch” refers to each such Branch or any one of the Branches.

“Business Day” means a day other than a Saturday, a Sunday, or a banking holiday recognized by the Federal Reserve Bank of Richmond.

“Cash on Hand” has the meaning set forth in Section 2.1(a)(viii).

“Closing” and “Closing Date” refer to the closing of the P&A Transaction, which is to be held on such date as provided in Article 3 and which shall be deemed to be effective at 11:59 p.m., Eastern Time, on such date.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Commercially Reasonable Efforts” means efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result; provided, however, that Commercially Reasonable Efforts shall not be deemed to require a Person to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees, if any, or other payments with respect to any contract that are significant in the context of such contract (or significant on an aggregate basis as to all contracts).

“Controlling Party” has the meaning set forth in Section 11.1(f).

“Covered Period” has the meaning set forth in Section 4.4.

“CRA” has the meaning set forth in Section 6.4(f).

“Customer Claims Period” has the meaning set forth in Section 4.14(a).

“Deductible” has the meaning set forth in Section 11.1(e).

“Diligence Loans” has the meaning set forth in the definition of Loans.

“Deposit(s)” means all deposits associated with the Branches and listed on Exhibit 1.1(c) (as such Exhibit may be updated from time to time), as of the Closing Date, that constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including escrow deposit liabilities relating to the Loans and to collected and uncollected deposits and Accrued Interest, but excluding any Excluded Deposits. For avoidance of doubt, “Deposits” shall include deposits otherwise qualifying as “Deposits” of municipalities, state agencies, public schools and similar governmental entities. Exhibit 1.1(c) contains a list of Deposits as of December 31, 2014, with such schedule specifying the identity of the accountholder and the type of account for each Deposit, and such list shall be updated by Seller as of 5:00 p.m., Eastern Time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date) and as of 5:00 p.m., Eastern Time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern Time, on the Business Day prior to the Closing Date).

“Draft Allocation Statement” has the meaning set forth in Section 3.9(a).

“Draft Closing Statement” means a draft closing statement, prepared by Seller and in a form mutually agreed to by the parties, which shall be initially prepared as of the close of business on the fifth (5th) Business Day preceding the Closing Date, and delivered to Purchaser on the third (3rd) Business Day preceding the Closing Date and which shall be subsequently updated as of the close of business on the third (3rd) Business Day preceding the Closing Date, and delivered to Purchaser on the Business Day prior to the Closing Date, in each case setting forth Seller’s reasonable estimated calculation of both the Purchase Price and the Estimated Payment Amount.

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“Encumbrances” means all mortgages, deeds of trust, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, ordinances, restrictions, requirements, resolutions, laws or orders of any governmental authority now or hereafter acquiring jurisdiction over the Assets, and all amendments or additions thereto in force as of the date of this Agreement or in force as of the Closing Date, and other matters now of public record relating to the Real Property, except for statutory liens securing Taxes and/or other payments not yet due and payable, and except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits.

“Environmental Condition” means the discharge, dispersal, release, or disposal, including any migration, movement or seepage thereof, of any solid, liquid, gaseous or thermal irritant, pollutant or contaminant, including smoke soot, vapors, fumes, acids, alkalis, chemicals, hazardous substances, hazardous materials, or waste materials, or by-products thereof including but not limited to petroleum and by-products, on, in, under, or upon land, and structures thereupon, the atmosphere, surface water, sediments or groundwater, and includes, but is not limited to, any such conditions on the Real Property or the location where any contamination from the Real Property has been placed or has moved.

“Environmental Law” means any federal, state, or local law, statute, rule, regulation, code, order, judgment, decree, injunction or agreement with any federal, state, or local governmental authority, (a) relating to the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and now in effect. Environmental Laws include the Clean Air Act (42 U.S.C §7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C §9601 et seq.); the Resource Conservation and Recovery Act (42 USC §6901 et seq.); the Federal Water Pollution Control Act (33 U.S.C §1251 et seq.); and the Occupational Safety and Health Act (29 U.S.C §651 et seq.).

“Environmental Permits” shall have the meaning set forth in Section 5.11(a)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

“Escheat Deposits” means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which the Closing occurs, to any governmental authority pursuant to applicable escheat and unclaimed property laws.

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“Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Purchase Price, each as set forth on the Draft Closing Statement as reasonably agreed upon prior to the Closing by Seller and Purchaser.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Deposits” means (w) those deposit liabilities that are or would be considered “brokered deposits” for purposes of the rules and regulations of the FDIC, (x) Escheat Deposits, (y) those deposit liabilities that constitute security for loans that are not to be transferred to Purchaser under the terms of this Agreement, and (z) those deposit liabilities that have been opened by an employee (other than a Transferred Employee) or former employee of Seller.

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Excluded Loans” means any and all loans with a grade of Special Mention or worse, including any interest in, collateral securing, documents evidencing, servicing rights or any other assets or rights relating thereto, and any renewals, extensions, substitutions or replacements of any of the foregoing.

“Excluded Taxes” means (i) any Taxes of Seller or any of its Affiliates for or applicable to any period, (ii) any Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branches for, or applicable to, the Pre-Closing Tax Period, and (iii) any Transfer Taxes for which Seller is responsible pursuant to Section 8.3.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Final Allocation Statement” has the meaning set forth in Section 3.9(a).

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“Final Closing Statement” means a final closing statement, prepared by Seller in accordance with the accounting policies used in preparing the Draft Closing Statement, on or before the thirtieth (30th) calendar day following the Closing Date setting forth both the Purchase Price, the Adjusted Payment Amount and the prorated Items of proration set forth in Section 3.4.

“GAAP” has the meaning set forth in Section 1.2.

“Hazardous Material” means any substance, whether liquid, solid or gas (a) regulated, listed, identified, designated, or otherwise characterized as hazardous, toxic, pollutant or contaminate, including without limitation, petroleum and its by-products, gasoline or diesel fuel or other petroleum hydrocarbons, asbestos, or polychlorinated biphenyls; (b) which, applying criteria specified in any Environmental Law, is hazardous, toxic, pollutant, or contaminant; or (c) the use or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law.

“Infrastructure Installation” has the meaning set forth in Section 4.10.

“Installation Plans” has the meaning set forth in Section 4.10(iv).

“IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 or 408A of the Code.

“IRS” means the Internal Revenue Service.

“Item” means (a) drafts, including checks and negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit accounts and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind which are debited or credited to the Loans.

“Lien” means any lien, pledge, assignment, security interest or similar encumbrance relating to collateral for a Loan.

“Loan Documents” means the Loan files and all documents with respect to a Loan that are in Seller’s possession or control, including loan applications, notes, security agreements, deeds of trust, mortgages, collectors notes, appraisals, credit reports, disclosures, titles to collateral (titles to cars, boats, etc.), all verifications (including employment verification, deposit verification, etc.), financial statements of borrowers and guarantors, independently prepared financials statements, internally prepared financial statements, commitment letters, loan agreements including building and loan agreements, guarantees, pledge agreements, intercreditor agreements, participation agreements, security and collateral agreements, sureties and insurance policies (including title insurance policies) and all written modifications, waivers and consents relating to any of the foregoing, as well as all similar documents with respect to any loan with respect to which a Loan is a renewal, modification or extension.

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“Loan Documents Assignment” has the meaning set forth in Section 3.5(g).

“Loans” means the loans that are listed on Exhibit 1.1(f), including all overdrafts with respect thereto, and does not include the Excluded Loans. On or before 5:00 p.m., Eastern Time, on the date that is five (5) Business Days prior to the Closing Date, Purchaser shall notify Seller which loans, if any, set forth on Exhibit 1.1(f)-1 (the “Diligence Loans”) do not qualify as “pass grade” pursuant to Purchaser’s credit standards and policies as consistently applied, and Exhibit 1.1(f) shall be updated by Seller to include all Diligence Loans other than those loans which Purchaser determines do not qualify as “pass grade”. Exhibit 1.1(f) shall be updated by Seller to include all loans (other than Excluded Loans) that are originated by Seller to customers of the Branches subsequent to the date of this Agreement, as of 5:00 p.m., Eastern Time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date), and as of 5:00 p.m., Eastern Time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern Time, on the Business Day prior to the Closing Date); provided however that the addition of any loan to the Loans listed on Exhibit 1.1(f) shall be subject to the determination by Purchaser, in its reasonable discretion, that any such loan qualifies as “pass grade” pursuant to Purchaser’s credit standards and policies as consistently applied.

“Loss” means the amount of losses, liabilities, damages and reasonable expenses actually incurred by the indemnified party or its Affiliates in connection with the matters described in Section 11.1, less the amount of the economic benefit (if any) to the indemnified party or its Affiliates obtained or to be obtained in connection with any such damage, loss, liability or expense (including net Tax benefits obtainable under applicable law, amounts recovered under insurance policies net of deductibles, recovery by setoffs or counterclaims, and other economic benefits).

“Material Adverse Effect” means (a) with respect to Seller, a material adverse effect on (i) the business or results of operations or financial condition of the Branches, the Assets and the Assumed Liabilities, taken as a whole (excluding any effect to the extent arising out of or resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations or their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, (C) changes, after the date hereof, in global, national or regional political conditions or in general U.S. national or regional or global economic or market conditions affecting banks or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity), (D) execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors, employees and others having business relationships with the Branches, (E) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving the Assets or the Assumed Liabilities, or (F) actions by Purchaser or Seller taken pursuant to the express requirements of this Agreement), or (ii) the ability of Seller to timely consummate the P&A Transaction as contemplated by this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser to timely consummate the P&A Transaction as contemplated by this Agreement.

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“Negative Deposits” means Deposit account overdrafts (not to exceed $2,500 in any one account and being less than three (3) Business Days outstanding, unless otherwise approved by Purchaser).

“Non-Controlling Party” has the meaning set forth in Section 11.1(f).

“Net Book Value” means the carrying value of each of the Assets as reflected on the books of Seller as of the Closing Date in accordance with GAAP and consistent with the accounting policies and practices of Seller in effect as of the date of this Agreement.

“Obligor” has the meaning set forth in Section 5.7(a)(i).

“Order” has the meaning set forth in Section 9.1(b).

“P&A Transaction” means the purchase and sale of Assets and the assumption of Assumed Liabilities described in Sections 2.1 and 2.2.

“Permitted Encumbrances” (a) has the meaning set forth in Section 7.11(c).

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.

“Personal Property” means the personal property goods of Seller located in the Branches, and used or held for use in the business or operation of the Branches, consisting of the trade fixtures, shelving, furniture, leasehold improvements, assignable asphalt, equipment, roof-related or Real Property-related warranties, keys to Real Property, on premises ATMs (excluding Seller licensed software, but including ATM hardware other than the hard drive), alarm contacts, safe, cash canisters, security camera, KABA-MAS locks, ADA audio hardware, deposit automation hardware, keys and lock combinations), equipment, security systems equipment (but not including any connections or software relating thereto), safe deposit boxes (exclusive of contents), vaults and sign structures; provided, however, that except as specifically provided herein, Personal Property shall not include computers and related hardware, software or peripherals. Exhibit 1.1(g) contains an overview of the Personal Property as of December 31, 2014, and Exhibit 1.1(g) shall be updated by Seller to include a complete and accurate list of the Personal Property as of 5:00 p.m., Eastern Time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date) and as of 5:00 p.m., Eastern Time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern Time, on the Business Day prior to the Closing Date).

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“Phase I” shall have the meaning set forth in Section 7.10(a).

“Pre-Closing Tax Period” means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute the Pre-Closing Tax Period.

“Property Taxes” means real, personal, and intangible ad valorem property Taxes.

“Public Notice” has the meaning set forth in Section 12.4.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser Taxes” has the meaning set forth in Section 11.1(f).

“Real Property” means the parcels of real property on which the Branches listed on Exhibit 1.1(b) are located, including any improvements and fixtures thereon and any easements, concessions, licenses or similar rights appurtenant thereto.

“Records” means (a) as to the Loans, the Loan Documents, and (b) as to the other Assets and Assumed Liabilities, all records and original documents, or where reasonable and appropriate copies thereof, that relate directly thereto and are retained in the Branches, or are in Seller’s possession or control and pertain to and are necessary or desirable for the conduct of the business of the Branches following the Closing (including transaction tickets through the Closing Date and all records for closed accounts located in Branches and excluding any other transaction tickets and records for closed accounts); provided, however, that Records shall not include (i) general books of account and books of original entry that comprise Seller’s permanent tax records, (ii) the books and records that Seller is required to retain pursuant to any applicable law or order and the books and records to the extent related to the assets of Seller other than the Assets or the Excluded Liabilities, (iii) the personnel files and records relating to Branch Employees’ or (iv) any other books and records of Seller or any of its Affiliates that cannot, without unreasonable effort or expense, be separated from books and records maintained by Seller or any of its Affiliates in connection with the businesses of Seller and its Affiliates that are not being sold hereunder; provided that, with respect to any books and records covered by this subclause (iv), Purchaser shall be permitted to request copies of portions of such books and records to the extent information set forth therein relates to the Assets or the Assumed Liabilities and is reasonably necessary in connection with Purchaser’s operation or administration of its business relating thereto; and provided, further, that Seller and its Affiliates shall have the right to retain a copy of all such records and documents regarding the Assets and Assumed Liabilities to the extent necessary to comply with applicable law or regulation or tax or accounting requirements, and such records and other documents shall continue to be subject to the confidentiality provisions of this Agreement.

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“Regulatory Approvals” means the approval of the FDIC; the South Carolina Office of the Commissioner of Banking; and any other Regulatory Authority required to consummate the P&A Transaction.

“Regulatory Authority” means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.

“Returned Items” has the meaning set forth in Section 4.9(c).

“Safe Deposit Agreements” means the agreements that are in Seller’s possession or control relating to safe deposit boxes located in the Branches.

“Seller Disclosure Schedule” means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.

“Seller Taxes” has the meaning set forth in Section 11.1(f).

“Seller’s Knowledge” or other similar phrases means information that is actually known, after reasonable inquiry, to the Persons set forth on Exhibit 1.1(h) and the knowledge that each such Person would reasonably be expected to obtain in the course of diligently performing his or her duties for Seller.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Survey” shall have the meaning set forth in Section 7.11(b).

“Survival Period” has the meaning set forth in Section 12.1(a).

“Tax Claim” has the meaning set forth in Section 11.1(f).

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“Tax Returns” means any report, return, declaration, statement, claim for refund, information return or statement relating to Taxes or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem, franchise and bank taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments.

“Title Commitment” shall have the meaning set forth in Section 7.11(b).

“Title Defect” shall have the meaning set forth in 7.11(c).

“Title Insurance” has the meaning set forth in Section 3.5(h).

“Title Insurer” has the meaning set forth in Section 3.5(h).

“Title Policy” has the meaning set forth in Section 3.5(h).

“Transaction Account” means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

“Transfer Date” means, with respect to Branch Employees who accept Purchaser’s offer of employment, the day after the Closing Date.

“Transfer Taxes” has the meaning set forth in Section 8.3.

“Transferred Employees” has the meaning set forth in Section 8.7(a).

“Unauthorized ACH Entry” has the meaning set forth in Section 4.3(b).

“Warranty Amount” has the meaning set forth in Section 4.14(d).

“Warranty Claim” means any liability for any warranty (including any warranty regarding altered items or forged or missing endorsements) of Seller to another financial institution under applicable law, including the Uniform Commercial Code, Regulation CC of the Federal Reserve Board, Regulation J of the Federal Reserve Board, any Operating Circular of the Federal Reserve Board, the rules or policies of any clearinghouse, and any other warranty provisions promulgated under state, federal or other applicable law, relating to any draft, image deposit, check, negotiable order of withdrawal or similar item drawn on or deposited and credited to a Deposit account.

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1.2       Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”).

ARTICLE 2
THE P&A TRANSACTION

2.1       Purchase and Sale of Assets. (a)      Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to the following (collectively, the “Assets”):

(i)	the Real Property;

(ii)	the Personal Property;

(iii)	all Loans, plus Accrued Interest with respect to such Loans, as well as the collateral for the Loans, the Loan Documents and, to the extent owned, the servicing rights related thereto;

(iv)	the Negative Deposits plus Accrued Interest with respect to such Negative Deposits;

(v)	the Safe Deposit Agreements;

(vi)	any refunds, credits or other receivables, in each case, of, against or relating to Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branches (other than Excluded Taxes);

(vii)	the Records; and

(viii)	all cash on hand at the Branches as of the closing of business on the Closing Date, including ATM cash, vault cash, petty cash, tellers’ cash and cash items in the process of collection (collectively, “Cash on Hand”).

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(b)       Purchaser understands and agrees that it is purchasing only the Assets specified in this Agreement, and Purchaser has no interest in or right to any other assets, properties or interests of Seller or any of its Affiliates, including any business relationship that Seller or its Affiliates may have with any customer of Seller or its Affiliates (other than those relationships solely in respect of such customers’ status as a holder of Loans or Deposits) (all assets, properties or interests, other than the Assets, the “Excluded Assets”). In particular, Purchaser understands that it is not purchasing, and has no claim, right or interest in the Excluded Loans. For the avoidance of doubt, except as contemplated by Section 7.9, no right to the use of any sign (other than related sign structure), trade name, trademark or service mark, if any, of Seller or any of its Affiliates, is being sold, and any such right shall be an Excluded Asset.

2.2       Assumption of Liabilities. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) to be discharged, performed, satisfied or paid on or after the Closing Date (or the Transfer Date with respect to a Transferred Employee), with respect to the following (collectively, the “Assumed Liabilities”):

(i)	the Deposits, including Deposits in IRAs and related account agreements;

(ii)	the Personal Property and the Real Property, excluding any duty, responsibility, obligation or liability arising from or relating to (A) the Real Property or (B) in whole or in part with respect to an Environmental Condition migrating to or from the Real Property, if any claim, demand or proceeding, or any notice of the foregoing arising from or relating to (A) or (B) of this Section 2.2(a)(ii) is made or commenced prior to the Closing or if any such duty, obligation or liability relates to a period prior to the Closing;

(iii)	the Safe Deposit Agreements;

(iv)	the Loans;

(v)	liabilities to any Transferred Employee in respect of his or her employment with Purchaser on or after the Transfer Date, including as set forth in Section 8.7; and

(vi)	liabilities for Taxes of, or relating to, the Assets, the Assumed Liabilities or the business or operation of the Branches (other than Excluded Taxes).

(b)       Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities, of any kind or nature, known, unknown, contingent or otherwise, of Seller or any of its Affiliates, other than the Assumed Liabilities or as otherwise expressly assumed hereunder (all duties, responsibilities, obligations and liabilities of Seller or any of its Affiliates, other than the Assumed Liabilities or other obligations expressly assumed hereunder, the “Excluded Liabilities”).

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2.3       Purchase Price. The purchase price (“Purchase Price”) for the Assets shall be the sum of the following U.S. dollar amounts:

(a)       An amount equal to 2.50% of the average daily closing balance (including Accrued Interest) of the Deposits in the Branches listed on Exhibit 1.1(b) for the period commencing thirty (30) calendar days prior to the Closing Date and concluding on the day preceding the Closing Date; provided, however, that no such deposit premium shall be included or paid with respect to Deposits of municipalities, state agencies, public schools or similar governmental entities or brokered Deposits; and

(b)       The aggregate Net Book Value of all the Assets, including Accrued Interest with respect to Negative Deposits and Loans.

ARTICLE 3
CLOSING PROCEDURES; ADJUSTMENTS

3.1       Closing. (a) The Closing will be held at the offices of Nelson Mullins Riley & Scarborough LLP, 104 South Main Street, Suite 900, Greenville, South Carolina 29601, or such other place as may be agreed to by the parties.

(b)       Subject to the satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9, the parties anticipate that the Closing Date shall be August 7, 2015, or an earlier mutually agreeable date, or, if the Closing cannot occur on such date, on a date and time as soon thereafter as practicable after receipt of the Regulatory Approvals and the expiration of all related statutory waiting periods, except as otherwise provided in the next sentence of this Section 3.1(b). Unless the parties agree pursuant to Section 4.9(a) that the conversion of the data processing with respect to the Branches and Assumed Liabilities will be performed on a date other than the calendar day following the Closing Date, the Closing Date shall be a Friday and the conversion will be completed prior to the opening of business on the following Business Day.

3.2       Payment at Closing. (a) Seller shall deliver the Draft Closing Statement to Purchaser on the third (3rd) Business Day preceding the Closing Date and shall subsequently update and deliver a revised Draft Closing Statement to Purchaser on the Business Day prior to the Closing Date. At Closing, in consideration for the purchase of the Assets, Purchaser will assume the Assumed Liabilities and the following payment will be made: (i) if the Estimated Payment Amount is a positive amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to such positive amount, or (ii) if the Estimated Payment Amount is a negative amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the absolute value of such negative amount.

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(b)       All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on or before 12:00 noon, Eastern Time, on the date of payment.

(c)       If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

3.3       Adjustment of Purchase Price. (a) On or before 12:00 noon, Eastern Time, on the thirtieth (30th) calendar day following the Closing Date, Seller shall deliver to Purchaser the Final Closing Statement, in a form and substance reasonably satisfactory to Purchaser, and shall make available to Purchaser and its accountants and attorneys the work papers, schedules and other supporting data used by Seller to calculate and prepare the Final Closing Statement to enable Purchaser to verify the amounts set forth in the Final Closing Statement.

(b)       The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items in dispute (and only such items) shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser, and such determination shall be final and binding. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The fees of any such accounting firm shall be divided equally between Seller and Purchaser.

(c)       On or before 12:00 noon, Eastern Time, on the fifth (5th) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3.3(b), if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate. Any payments required by Section 3.4 shall be made contemporaneously with the foregoing payment.

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3.4       Proration; Other Closing Date Adjustments. (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until 11:59 p.m., Eastern Time, on the Closing Date, and that Purchaser shall operate the Branches, hold the Assets and assume the Assumed Liabilities for its own account after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, certain items of income and expense that relate to the Assets, the Deposits and the Branches shall be prorated as provided in Section 3.4(b) as of 11:59 p.m., Eastern Time, on the Closing Date. Items of proration will be handled at the Closing as an adjustment to the Purchase Price, or if not able to be calculated, in the Final Closing Statement, unless otherwise agreed by the parties hereto.

(b)       For purposes of this Agreement, items of proration and other adjustments shall include: (i) wages, salaries and employee compensation, benefits and expenses; (ii) trustee or custodian fees on Deposits in IRAs; (iii) to the extent relating to the Assets or the Assumed Liabilities, prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the Closing Date; and (iv) safe deposit rental payments previously received by Seller.

3.5       Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:

(a)       Special or limited warranty deeds (warranting against claims by Seller and all Persons claiming by, through or under Seller) and other instruments of conveyance as may be necessary to sell, transfer and convey all of Seller’s right, title and interest in and to the Real Property to Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances), in forms to be reasonably agreed upon by Seller and Purchaser;

(b)       A bill of sale in substantially the form of Exhibit 3.5(b), pursuant to which the Personal Property shall be transferred to Purchaser;

(c)       An assignment and assumption agreement in substantially the form of Exhibit 3.5(c), with respect to the Assumed Liabilities, except for Loans as contemplated by Section 3.5(g) (the “Assignment and Assumption Agreement”), which, among other things, shall assign Seller’s interest in the Safe Deposit Agreements and the Deposits;

(d)       The certificate required to be delivered by Seller pursuant to Section 9.1(e);

(e)       Seller’s resignation as trustee or custodian, as applicable, with respect to each Deposit in an IRA and designation of Purchaser as successor trustee or custodian with respect thereto;

(f)       A certificate of non-foreign status pursuant to Treasury Regulation Section 1.1445-2(b)(2) from Seller, duly executed and acknowledged, substantially in the form of the sample certificates set forth in Treasury Regulation 1.1445-2(b)(2)(iv)(B);

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(g)       An executed global assignment of the Loan Documents, in substantially the form of Exhibit 3.5(g) (the “Loan Document Assignment”), assigning all of the rights, benefits and title to each of the Loans, and (ii) a power of attorney duly executed by Seller and granting Purchaser the ability to take the following actions on Seller’s behalf: (A) obtaining original executed copies of each promissory note evidencing a Loan along with an allonge executed by the current holder of such promissory note endorsing it over to Purchaser or Purchaser’s designee, and (B) executing an assignment of mortgage, deed of trust or other real property security instrument, as applicable, in recordable form (for the avoidance of doubt, meaning in compliance with the recording requirements of the applicable county land records), for any existing mortgage, deed of trust or other real property security instrument, as applicable, securing each Loan;

(h)       Affidavits, indemnities and such other customary documentation as shall be reasonably required by a reputable national title company selected by Purchaser and approved by Seller (the “Title Insurer”) to issue title insurance policies (each, a “Title Policy,” and collectively, the “Title Insurance”) with respect to the Real Property insuring Purchaser or its designee as either owner of marketable fee simple title), subject only to Permitted Encumbrances;

(i)       The Safe Deposit Agreements, Seller’s keys to the safe deposit boxes and all other records as exist and are in Seller’s possession or control related to the safe deposit box business at the Branches;

(j)       The Estimated Payment Amount, if a positive amount, from immediately available funds;

(k)       Consents from third persons that are required to effect the assignments set forth in the Assignment and Assumption Agreement;

(l)       Any documentation evidencing collateral securing the Loans and any such collateral in the possession of Seller;

(m)       A certified copy of a resolution of the Board of Directors of Seller, or its Executive Committee, approving the sale of the Branches contemplated hereby; and

(n)       The Records; and

(o)       Keys, combinations and passwords to access all items being transferred to the Purchaser.

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It is understood that the items listed in subsection (i) above shall be transferred after the Branches have closed for business on the Closing Date and that the items listed in subsection (n) above shall be transferred as soon as practicable after the Closing, but in no event more than five (5) Business Days after the Closing.

3.6       Purchaser Deliveries. At the Closing, Purchaser shall deliver to Seller:

(a)       The Assignment and Assumption Agreement;

(b)       Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, of any IRA included in the Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto;

(c)       The Loan Documents Assignment and such other instruments and documents as Seller may reasonably require as necessary or desirable for providing for the assumption by Purchaser of the Loan Documents, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(d)       The certificate required to be delivered by Purchaser pursuant to Section 9.2(e);

(e)       The Estimated Payment Amount, if a negative amount, from immediately available funds; and

(f)       A certified copy of a resolution of the Board of Directors of Purchaser, or its Executive Committee, approving the purchase of the Branches contemplated hereby.

3.7       Delivery of the Loan Documents. As soon as reasonably practicable after the Closing Date, Seller shall deliver to Purchaser or its designee the Loan Documents (reasonably organized and cataloged), actually in the possession or control of Seller or any of its Affiliates, in whatever form or medium (including imaged documents) then maintained by Seller or its Affiliates. Seller makes no representation or warranty to Purchaser regarding the condition of the Loan Documents or any single document included therein, or Seller’s interest in any collateral securing any Loan, except as specifically set forth herein. Except to the extent expressly provided for in this Agreement, Seller shall have no responsibility or liability for the Loan Documents from and after the time such files are delivered by Seller to Purchaser or to an independent third party designated by Purchaser for shipment to Purchaser, the cost of which shall be borne equally by Seller and Purchaser.

3.8       Real Property Filings. On the Closing Date, Purchaser shall file or record, or cause to be filed or recorded, any and all documents necessary in order that the legal and equitable title to Real Property shall be duly vested in Purchaser. The Title Insurance premiums and other costs shall be borne by Purchaser. Any escrow closing costs shall be borne equally by Purchaser and Seller.

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3.9       Allocation of Purchase Price. (a) No later than sixty (60) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser shall prepare and deliver to Seller a draft of a statement (the “Draft Allocation Statement”) setting forth the allocation of the total consideration paid by Purchaser to Seller pursuant to this Agreement among the Assets for purposes of Section 1060 of the Code. If, within thirty (30) calendar days of the receipt of the Draft Allocation Statement, Seller shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below. If Seller objects to the Draft Allocation Statement in writing within such thirty (30) calendar-day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items. If, within ninety (90) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by an independent accounting firm mutually acceptable to Purchaser and Seller. The allocation of the total consideration, as agreed upon by Purchaser and Seller (as a result of either Seller’s failure to object to the Draft Allocation Statement or of good faith negotiations between Purchaser and Seller) or determined by an accounting firm under this Section 3.9(a) (the “Final Allocation Statement”), shall be final and binding upon the parties. Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of such accounting firm.

(b)       Purchaser and Seller shall report the transaction contemplated by this Agreement (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement. Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state or local Tax law) and any required attachment thereto in accordance with the Final Allocation Statement. Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local law), neither Purchaser nor Seller shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation Statement. In the event any party hereto receives notice of an audit in respect of the allocation of the consideration paid for the Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit. Any adjustment to the Purchase Price pursuant to Section 3.3 shall be allocated among the Assets by reference to the item or items to which such adjustment is attributable.

ARTICLE 4
TRANSITIONAL MATTERS

4.1       Transitional Arrangements. Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:

(a)       Not later than fifteen (15) calendar days after the date of this Agreement, Seller will meet with Purchaser at Seller’s headquarters to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, procedures and schedules, for the transfer of account record responsibility; provided, however, that Seller shall not be obligated under this Agreement to provide Purchaser (i) any information regarding Seller’s relationship with the customers outside of the relevant Branch (e.g., other customer products, householding information) or (ii) any email conversion and forwarding or phone forwarding services.

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(b)       Seller shall use Commercially Reasonable Efforts to deliver to Purchaser the specifications and conversion sample files within thirty (30) calendar days after the date of this Agreement.

(c)       From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide reasonable additional file-related information, including complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information, internet banking and bill pay enrollment information, debit card customer data and any other related information with respect to the Deposits and the Loans. The Seller shall cooperate with Purchaser to provide timely, complete, and accurate information for two test conversions and one mock conversion leading up to the final conversion.

(d)       Not later than thirty (30) calendar days after the date of this Agreement, Purchaser and Seller shall mutually agree upon (i) a calendar for all customer notifications to be sent pursuant to and in accordance with Section 4.2 and (ii) the mailing file requirements of Purchaser in connection with such customers’ notifications.

4.2       Customers. (a) Not later than thirty (30) calendar days nor earlier than sixty (60) calendar days prior to the Closing Date (except as otherwise required by applicable law):

(i)	Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits; and
(ii)	each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other Persons that either Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby; provided that Seller and Purchaser agree that any joint notices shall not include any dual-branded letters but instead shall include individual bank inserts for each of Seller and Purchaser.

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A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) Business Days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law. Seller shall have the right to add customer transition information to any customer notifications to be sent by Purchaser pursuant to this Section 4.2 and such information may be included either directly in Purchaser’s notification or in an additional insert that shall accompany the applicable Purchaser notification. Any customer notifications sent by Purchaser pursuant to this Section 4.2 shall only include the last four digits of any account number of Seller. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser. As soon as reasonably practicable and in any event within thirty (30) calendar days after the date hereof, Seller shall provide to Purchaser a report of the names and addresses of the owners of the Deposits, the borrowers on the Loans and the lessees of the safe deposit boxes as of a recent date hereof in connection with the mailing of such materials and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Purchaser from time to time. There shall be no communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers, customers or lessees as such prior to the Closing Date, except as provided in this Agreement or otherwise agreed to by the parties in writing.

(b)       Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of liability for the Deposits and to comply with applicable law.

(c)       Neither Purchaser nor Seller shall object to the use, by depositors of the Deposits, of payment orders or cashier’s checks issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or the proprietary mark of Seller or any of its Affiliates.

(d)      Purchaser shall notify Deposit account customers and Loan account customers that, upon the expiration of a post-Closing processing period, which shall be sixty (60) calendar days after the Closing Date, any Items that are drawn on Seller shall not thereafter be honored by Seller. Such notice shall be given by delivering written instructions to such effect to such Deposit account customers and Loan account customers in accordance with this Section 4.2.

4.3       ACH Debit or Credit Transactions.

(a)       Seller will use Commercially Reasonable Efforts to provide to Purchaser on the Closing Date all of those automated clearing house (“ACH”) originator arrangements related (by agreement or other standing arrangement, if any) to the Deposits that are in Seller’s ACH systems and shall use Commercially Reasonable Efforts to so transfer any other such arrangements. For a period of sixty (60) calendar days following the Closing, in the case of ACH debit or credit transactions (“ACH Entries”) to accounts constituting Deposits (the final Business Day of such period being the “ACH Entries Cut-Off Date”), Seller shall transfer to Purchaser all received ACH Entries by 9:00 a.m., Eastern Time (or such other mutually agreed upon time), each Business Day. Such transfers shall contain ACH Entries effective for that Business Day only. Purchaser shall be responsible for returning ACH Entries to the originators through the ACH clearing house for ACH Entries that cannot be posted for any reason, including as a result of insufficient funds in the applicable Deposit account or the applicable Deposit account being closed. Purchaser shall provide an ACH Entries test file to Seller for validation of format at least fourteen (14) calendar days prior to the Closing Date. Compensation for ACH Entries not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking. After the ACH Entries Cut-Off Date, Seller may discontinue forwarding ACH Entries and funds and return such ACH Entries to the originators marked “Account Closed.” Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created. Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new ACH Entries arrangements related to the Branches. At the time of the ACH Entries Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits.

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(b)       Purchaser agrees that in the event that it or any of its Affiliates receives any ACH Entries related to the Deposits prior to the Closing (each, an “Unauthorized ACH Entry”), Purchaser shall not accept such Unauthorized ACH Entry and return the related ACH Entries to the originators through the ACH clearing house. Purchaser agrees to indemnify Seller for any claims or losses that Seller may incur as a result of Purchaser’s failure to perform its obligations set forth in the preceding sentence.

(c)       As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for ACH Entries of such accounts by third parties, instructing such customers concerning the transfer of customer ACH Entries authorizations from Seller to Purchaser. Beginning on the Closing Date, Purchaser shall provide, through the ACH clearing house, electronic Notification of Change Entries to the ACH originators of such ACH Entries with account numbers relating to the Deposits. Purchaser shall provide an ACH Notification of Change test file to Seller for validation of format at least fourteen (14) calendar days prior to the Closing Date.

(d)       Purchaser shall establish ACH service prior to Closing Date for all ACH originator accounts. As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall contact all ACH originator clients to (i) notify them of the change in service following the Closing Date and (ii) establish ACH service prior to Closing Date including appropriate client testing. Any ACH origination file received prior to Closing Date regardless of the effective date will be processed by Seller. Seller will be responsible for creating client reporting for any ACH return transactions that were originated prior to, but returned after, Closing Date. Seller may create settlement transactions to ACH originators for returned or exception transactions received for files originated prior to the Closing Date for a period of up to sixty (60) days following the Closing Date or the effective date of the last file processed by the Seller prior to the Closing Date, whichever is later. These settlement transactions will be posted to the Purchaser’s DDA account and Purchaser will be provided the details of these transactions to post.

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4.4       Wires. After the Closing Date, Seller shall (a) no longer be obligated to process or forward to Purchaser any incoming or outgoing Wires received by Seller for credit to accounts constituting Deposits, and (b) return all Wires received after the Closing Date to the originator as unable to apply to the referenced account constituting a Deposit. Upon reasonable request by Purchaser, Seller shall provide Purchaser with historical incoming Wire history information with respect to the thirteen (13) month period prior to the Closing Date (the “Covered Period”) such that Purchaser is able to provide current wire instructions to the originator from and after the Closing Date. The Wire history information provided under the terms of the previous sentence shall include the beneficiary account number, beneficiary account name, cumulative value and total number of Wires received during the Covered Period. Purchaser shall provide a unique and singular communication with specific new Wire instructions to the receivers (beneficiaries) who have received ten (10) or more wires during the Covered Period. Such specific instructions must be provided in writing to the applicable receivers (beneficiaries) no less than twenty (20) calendar days prior to the Closing Date. Seller shall provide reports to Purchaser for any customers who have data resident on Seller’s Wire transfer-specific application, including wire templates (repetitive wire instructions), standing order transfers or PINs authorizing the sender to directly contact the Wire operation for the initiation of a wire transfer. At least five (5) Business Days prior to the Closing Date, Purchaser shall contact these specific clients to provide such clients with information regarding Purchaser’s services, capabilities and use instructions or reasonable substitutions.

4.5       Access to Records. (a) From and after the Closing Date, each of the parties shall permit the other, at such other party’s sole expense, reasonable access to any applicable Records in its possession or control relating to matters arising on or before the Closing Date and reasonably necessary, solely in connection with (i) accounting purposes, (ii) regulatory purposes, (iii) any claim, action, litigation or other proceeding involving the party requesting access to such Records, (iv) any legal obligation owed by such party to any present or former depositor or other customer, or (v) Tax purposes, subject to confidentiality requirements. Such party requesting such access shall not use the Records or any information contained therein or derived therefrom for any other purpose whatsoever. All Records, whether held by Purchaser or Seller, shall be maintained for the greater of (x) ten (10) years and (y) such periods as are required by applicable law, unless the parties shall agree in writing to a longer period.

(b)       Each party agrees that any records or documents that come into its possession as a result of the transactions contemplated by this Agreement, to the extent relating to the other party’s business and not relating solely to the Assets and Assumed Liabilities, shall remain the property of the other party and shall, upon the other party’s request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Sections 7.2(b) and 7.2(c).

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4.6       Interest Reporting and Withholding. (a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(b)       Unless otherwise agreed to by the parties, Seller shall be responsible for delivering to payees all IRS notices and forms with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits.

(c)       Unless otherwise agreed to by the parties, Seller will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller. Purchaser will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

4.7       Negotiable Instruments. Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at each of the Branches on the Closing Date.

4.8       ATM and Debit Cards. Seller will use Commercially Reasonable Efforts to provide Purchaser with a list of ATM and debit cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, no later than thirty (30) calendar days after the date of this Agreement, and Seller will provide Purchaser with an updated record from time to time prior to the Closing along with other conversion sample files (to include no less than three (3) sample files not including the conversion file). At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing. Seller will not be required to disclose to Purchaser customers’ PINs or algorithms or logic used to generate PINs. Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall reissue ATM access/debit cards to depositors of any Deposits not earlier than forty-five (45) calendar days nor later than twenty (20) calendar days prior to the Closing Date, which cards shall be effective as of the day following the Closing Date. Purchaser and Seller agree to settle any and all ATM transactions and Debit card transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable. In addition, Purchaser assumes responsibility for and agrees to pay on presentation all Debit card transactions initiated before or after the Closing with Debit cards issued by Seller to access Transaction Accounts.

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4.9       Data Processing Conversion for the Branches and Handling of Certain Items. (a) The conversion of the data processing with respect to the Branches and the Assets and Assumed Liabilities will be completed on the calendar day following the Closing Date unless otherwise agreed to by the parties. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction.

(b)       As soon as practicable and in no event more than three (3) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller requesting that such depositor promptly cease writing Seller’s drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Purchaser against such Transaction Accounts. Purchaser shall use Commercially Reasonable Efforts to cause these depositors to begin using such new drafts and cease using drafts bearing Seller’s name. The parties hereto shall use their Commercially Reasonable Efforts to develop procedures that cause Seller’s drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser’s then-current clearing procedures. During the sixty (60) calendar-day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser’s then-current clearing procedures, Seller shall make available to Purchaser as soon as practicable but in no event more than three (3) Business Days after receipt all Transaction Account drafts drawn against Transaction Accounts. Seller shall have no obligation to pay such forwarded Transaction Account drafts. Upon the expiration of such sixty (60) calendar-day period, Seller shall cease forwarding drafts against Transaction Accounts. Seller shall be compensated for its processing of the drafts and for other services rendered to Purchaser during the sixty (60) calendar-day period following the Closing Date in accordance with Exhibit 4.9.

(c)       Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within sixty (60) calendar days after the Closing Date (“Returned Items”) will be handled as set forth herein. Except as set forth below, Returned Items shall be the responsibility of Seller. If depositor’s bank account at Seller is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser. If upon Purchaser’s receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller. If there are not sufficient funds in the Deposit because of Purchaser’s failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller. Any items that were credited for deposit to or cashed against an account at the Branches to be transferred at the Closing prior to the Closing and are returned unpaid more than sixty (60) calendar days after the Closing will be the responsibility of Seller.

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(d)       During the sixty (60) calendar-day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within two (2) Business Days of receipt by Purchaser. For thirty (30) calendar days after the Closing, payments received by Seller with respect to any Loans shall be forwarded to Purchaser within two (2) Business Days of receipt by Seller.

(e)       No later than thirty (30) calendar days prior to the Closing Date, Purchaser will open and maintain a demand deposit account with Seller to be used for settlement activity for deposits and loans/lines following the Closing Date. Seller will provide Purchaser with a daily statement for this account. Purchaser will be responsible for initiating all funding and draw-down activity against this account. Purchaser will ensure that all debit (negative) balances are funded no later than one day following the day the account went into a negative status. Activity that will be settled through this account will include items drawn on a Deposit but presented to the Seller for payment, ACH transactions, Direct Debit transactions, Returned Items and payments made to Seller for Loans.

4.10       Infrastructure Installation. Within ten (10) Business Days of the date of this Agreement, Purchaser and/or its representatives shall be permitted reasonable access (subject to the provisions of Section 7.2(a)) to review each Branch for the purpose of planning to install automated equipment for use by Branch personnel. Following the receipt of the Regulatory Approvals (except for the expiration of statutory waiting periods), Seller grants to Purchaser a license at each of the Branches to (a) install voice and data circuits to the main point of entry at each Branch, (b) install Purchaser’s network interface equipment (router/switches), and (c) extend circuit demarcation points from the main point of entry at the applicable Branch to such network interface equipment (collectively, the “Infrastructure Installation”), it being agreed that under no circumstance shall the Infrastructure Installation include the installation or modification of station cabling for equipment, including printers, phones, personal computers and security cameras. All Infrastructure Installations shall be in accordance with the following terms and conditions:

(i)       The Infrastructure Installation shall be at the sole cost and expense of Purchaser, including the cost of obtaining all permits, licenses or other approvals, the cost of moving Seller’s furniture, fixtures or equipment, and the cost of internal or external utility relocation. Purchaser shall be solely responsible for repairing or replacing any damage or destruction to its installed infrastructure. Additionally, Purchaser shall repair any damage occurring at any Branch during the Infrastructure Installation process as a result of the installation and shall restore any area altered to its pre-existing condition if the Closing does not occur.

(ii)       The Infrastructure Installation shall be completed in a commercially reasonable and workmanlike manner and shall comply with the requirements of all local, state, and federal governmental authorities and quasi-governmental authorities, including with respect to materials and installation. Purchaser shall be responsible for obtaining all permits, licenses, or other approvals necessary for the Infrastructure Installation. Seller shall reasonably cooperate with Purchaser to obtain the necessary permits, licenses, or other approvals. Purchaser shall provide proof of receipt of approvals and permits to Seller upon request.

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(iii)       The Infrastructure Installation shall be performed a manner that does not unreasonably interfere with the normal business activities and operations of the Branches. The Infrastructure Installation that would reasonably be expected to interfere with Seller’s normal business activities or with the business activities of other users of the property at which the Branch is situated may be required to be scheduled after regular business hours, at Purchaser’s sole cost and expense.

(iv)       Prior to the commencement of any work, Purchaser shall submit to Seller and such consultant as Seller may from time to time designate plans and specifications for the Infrastructure Installation (“Installation Plans”), locations and any required changes to the existing physical building and current infrastructure. Purchaser shall not proceed with any Infrastructure Installation until Seller’s written approval has been obtained (such approval not to be unreasonably withheld, conditioned or delayed). Purchaser shall provide at least three (3) Business Days’ advance written notice of a proposed time or times for access, and Seller shall confirm in writing that the proposed time is acceptable with Seller and Seller’s consultant or the parties shall agree upon an alternative time. All Infrastructure Installation work shall be coordinated with Seller and Seller’s consultant to allow Seller and/or its consultant to be present on site during all such work. All Infrastructure Installation shall be subject to the on-site direction of Seller and/or Seller’s consultant with respect to protecting Seller’s physical and information security and live technology environment, which may include work stoppage at the sole discretion of Seller and/or Seller’s consultant without any liability to Seller or Seller’s consultant hereunder.

(v)       Prior to commencing any Infrastructure Installation, Purchaser shall provide a certificate of insurance to Seller acceptable to Seller in its sole discretion, evidencing (a) statutory workers’ compensation insurance coverage and (b) public liability and property damage insurance coverage in the minimum amount of $2,000,000, and evidence that such insurance is (i) issued by an insurance company reasonably acceptable to Seller and admitted to engage in the business of insurance in the state in which the Branch is situated, (ii) primary and noncontributing insurance for all claims, and (iii) renewable, not cancelable, and not the subject of material change in coverage or available limits of coverage, except on thirty (30) days’ prior written notice to Seller.

(vi)       Purchaser agrees that the Infrastructure Installation by Purchaser or its agents or contractors shall be at the risk of Purchaser, and Purchaser hereby assumes all risk and responsibility for any loss, damage to, or theft of the Infrastructure Installation and neither Seller nor its Affiliates or insurers shall be liable to Purchaser for any injury or damage to the Infrastructure Installations arising from any act or omission of any officer, director, shareholder, employee, agent, contractor or invitee of Seller or any of its Affiliates (other than actions taken with a specific intent to cause injury or damage by such Persons), or the act or omission of any other person whatsoever. Neither Seller nor any of its Affiliates will be insuring, and shall have no obligation to insure, directly or as part of any policy of insurance now or hereafter held by Seller or any of its Affiliates in whole or in part with respect to the Branches, any of the Infrastructure Installations.

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(vii)       Purchaser will indemnify Seller and save it harmless from and against any and all claims, actions, damages, liability and expense, including reasonable attorneys’ fees, in connection with Purchaser’s access to the Branches and/or the Infrastructure Installations at the Branches pursuant to this Agreement or occasioned wholly or in part by act or omission of Purchaser, its employees, contractors, or agents (including any liens that may arise from work being performed at Purchaser’s request at the Branches). The provisions of this paragraph shall survive the termination or earlier expiration of the term of this Agreement.

4.11       Employee Training. In accordance with the terms of this Agreement, within fifteen (15) calendar days of the date of this Agreement, Seller and Purchaser shall agree to mutually acceptable terms and conditions under which Purchaser shall be permitted to provide training to Seller’s employees at the Branches who are reasonably anticipated to become Transferred Employees; it being agreed that, prior to, and on, the Closing Date, all Branch Employees shall remain under Seller’s control. Any such training shall not occur until after receipt of Regulatory Approvals (except for the expiration of statutory waiting periods). All training and employee informational meetings shall be conducted in a manner that will not unreasonably interfere with the business activities of the Branches. Purchaser shall reimburse Seller for the additional time spent by, and all related, reasonable travel expenses incurred by, any such prospective Transferred Employee in connection with such training activities and informational meetings to the extent such time and expenses would not have been spent or incurred by such prospective Transferred Employee but for such training activities or informational meetings, and Purchaser shall reimburse Seller for reasonable costs and expenses (including compensation related costs and expenses) incurred in connection with replacement employees for such prospective Transferred Employees excused from their duties at the Branches for such training activities or informational meetings for the periods during which such prospective Transferred Employees are excused, where such replacement employees are reasonably determined by Seller to be needed to maintain ongoing operations at the Branches without disruption. As promptly as practicable following the date of this Agreement, Purchaser shall provide Seller with Purchaser’s proposed plan for the training of all anticipated Transferred Employees and, within ten (10) Business Days of Seller’s receipt of such plan, Seller shall provide Purchaser with an estimate of the anticipated costs of implementing Purchaser’s proposed training program. Notwithstanding the foregoing, Seller and Purchaser shall reasonably cooperate in good faith to minimize the costs of such training program in a manner consistent with achieving its intended purpose. In addition, from and after the date of this Agreement until the Closing Date, Purchaser shall consult with Seller and obtain Seller’s consent before communicating (directly or indirectly and whether in writing, verbally or otherwise) with any Branch Employees.

4.12       Expenses Relating to Transitional Matters. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses that it incurs, or that may be incurred on its behalf, in connection with the preparation of the Branches for transfer to Purchaser in accordance with the terms of this Agreement.

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4.13       Access to the Branches on the Closing Date. Purchaser agrees that, with respect to each Branch, on the Closing Date neither it nor any of its agents, Affiliates or representatives shall be permitted to access such Branch until Seller has completed, within a commercially reasonable amount of time, its decommissioning of such Branch, which shall include the disabling of Seller’s information systems at the Branch and the removal of any personal property, equipment or other assets located at the Branch that do not constitute Assets; it being agreed that, notwithstanding the foregoing, on the Closing Date, Purchaser shall be permitted to have one representative present at each Branch in order to ensure that the actions taken by Seller in connection with such decommissioning comply with the terms of this Agreement.

4.14       Customer Claims. (a) In instances where a depositor of a Deposit made an assertion of error regarding an account constituting a Deposit account pursuant to federal regulations or Seller’s internal policies and procedures, and, prior to the Closing, Seller recredited the disputed amount to the relevant account during the conduct of the error investigation, during the one hundred and twenty (120) calendar days following the Closing (the “Customer Claims Period”), Purchaser agrees to comply with a written request from Seller to debit such account in an amount equal to the disputed amount and remit such amount to Seller where the depositor is determined by Seller liable for such disputed amount.

(b)       During the Customer Claims Period, in instances where (i) a depositor of a Deposit makes, or prior to Closing has made, an assertion of error regarding an account constituting a Deposit account pursuant to federal regulations or Seller’s internal policies and procedures that was alleged to have occurred prior to Closing, and (ii) Seller determines in accordance with its internal policies and procedures to recredit the disputed amount to such depositor, Seller shall transfer to Purchaser the disputed amount and Purchaser shall credit the relevant account of the depositor in an amount equal to the disputed amount. In instances where, during the Customer Claims Period, Seller determines that the depositor is liable for such disputed amount, Purchaser agrees to comply with a written request from Seller to debit such account in an amount equal to the disputed amount and remit such amount to Seller.

(c)       The parties agree that all transfers or remittances made between Seller and Purchaser pursuant to Sections 4.14(a) or 4.14(b) shall be made through the demand deposit account established by Purchaser pursuant to Section 4.9(e).

(d)       From the Closing Date through the third anniversary thereof, Seller shall promptly notify Purchaser upon learning of any Warranty Claim, and Seller and Purchaser shall cooperate to resolve any Warranty Claims, including by Purchaser debiting such Deposit account for the amount at issue in the applicable Warranty Claim (the “Warranty Amount”) or otherwise using Commercially Reasonable Efforts to obtain the Warranty Amount from such Deposit accountholder to the extent such accountholder remains an accountholder of a Deposit assumed by Purchaser under this Agreement. Purchaser shall promptly remit to Seller the Warranty Amount, or the maximum amount Purchaser is able to debit such account by or to otherwise obtain from such Deposit accountholder, if less than the Warranty Amount.

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ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows, except as set forth in the Seller Disclosure Schedule:

5.1       Corporate Organization and Authority. Seller is a state-chartered banking corporation, duly organized and validly existing under the laws of the State of South Carolina, and has the requisite power and authority to conduct the business now being conducted at the Branches. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.2       No Conflicts. The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its articles of incorporation or bylaws, (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which it or any of its properties or assets may be bound or affected, which breach, conflict, loss of benefit, termination, cancellation, acceleration, Encumbrance, violation or default would materially impact the Assets and Assumed Liabilities or would materially prevent or delay Seller from performing its obligations under this Agreement in all material respects. Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted in all material respects, and all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Seller’s Knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

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5.3       Approvals and Consents. Other than Regulatory Approvals and such filings under the Exchange Act as may be required in connection with this Agreement or the P&A Transaction, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller. There are no consents or approvals of any other third party required to be obtained in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller.

5.4       Litigation and Undisclosed Liabilities. Except as disclosed in the Exchange Act filings of Seller’s parent holding company, there are no actions, complaints, petitions, suits or other proceedings or any decree, injunction, judgment, order or ruling entered, promulgated or pending or, to Seller’s Knowledge, threatened against Seller and affecting or relating to in any manner the Branches, the Assets or the Assumed Liabilities or against any of the Branches that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in any material claims, obligations or liabilities with respect to the Branches, the Assets or the Assumed Liabilities other than as otherwise disclosed in this Agreement.

5.5       Regulatory Matters.

(a)       Except as disclosed in the Exchange Act filings of Seller’s parent holding company, there are no pending or, to Seller’s Knowledge, threatened disputes or controversies between Seller and any federal, state or local governmental agency or authority, or investigation or inquiry by any such agency or authority, materially affecting or relating to the Branches, the Assets or the Assumed Liabilities or relating to or initiated by any current or former Branch employee.

(b)       Neither Seller nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Seller knows of no reason relating to Seller or its Affiliates for any such opposition or refusal.

(c)       Except as disclosed in the Exchange Act filings of Seller’s parent holding company, neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has any of them been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case materially affecting or relating to the Branches, the Assets or the Assumed Liabilities.

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5.6       Compliance with Laws. All business of the Branches or relating to the Assets and the Assumed Liabilities has been conducted in compliance with all federal, state and local laws, regulations, rules and ordinances applicable thereto, except non-compliance which does not have a Material Adverse Effect.

5.7       Loans. (a) Each Loan:

(i)	represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is evidenced by legal, valid and binding instruments executed by the Obligor. Seller has no knowledge that any such Obligor at the time of such execution lacked capacity to contract, and any signature on any Loan Documents is the true original or facsimile signature of the Obligor on the Loan involved;

(ii)	is supported by documentation that accurately reflects in all material respects the payment history, the outstanding balance, and all receipts pertaining to the Loan from the obligor(s) thereof and all credits to which such obligor(s) are entitled;

(iii)	is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(iv)	(A) was originated by Seller in conformity in all material respects with applicable laws and regulations and its principal balance as shown on Seller’s books and records is true and correct as of the date indicated therein, (B) has an assignable Lien, to the extent secured by a valid and enforceable Lien in the collateral therefor, and has the priority reflected in Seller’s records and (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefore; complies with all applicable requirements of federal, state, and local laws, and regulations thereunder;

(v)	is not subject to any taxes or other liability that will accrue against Seller or be collected from Purchaser by reason of the purchase thereof by Purchaser;

(vi)	has been serviced by Seller in a manner consistent with Seller’s ordinary practices in all material respects and in compliance in all material respects with all applicable requirements of federal, state and local laws and regulations thereunder;

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(vii)	is not subject to any unpaid license, franchise, intangible, stamp or other tax or fee due and owing to any state where the Loan was originated, or any political subdivision thereof, arising from or growing out of the acquisition, collection or holding of the Loan;

(viii)	was originated without any civil or criminal fraud by Seller or any of its agents, officers, employees or representatives and no civil or criminal fraud by such Persons will occur with respect to the transfer, assignment and sale of the same to Purchaser hereunder;

(ix)	is not currently being serviced by third parties and there are no obligations, agreements or understanding that could result in any such Loan becoming subject to third-party servicing; and

(x)	has not been identified as improperly serviced by any state, federal or other regulatory agency.

(b)       Except as set forth in Section 5.7(a) above, Seller makes no representation or warranty of any kind to Purchaser relating to the Loans, including with respect to (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectibility of the Loans or any documents, instrument or agreement in the loan or credit file, including, without limitation, documents granting a security interest in any collateral relating to a Loan, (ii) any representation, warranty or statement made by an Obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary Obligor under any Loan or any guarantor or surety or other Obligor thereof, (iv) the performance of the Obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (v) inspecting any of the property, books or records of any Obligor, or (vi) any of the warranties set forth in Section 3-417 of the Uniform Commercial Code.

5.8       Records. The Records accurately reflect in all material respects as of their respective dates the Net Book Value of the Assets and Assumed Liabilities being transferred to Purchaser hereunder. The Records include all customary Branch, customer and customer-related information reasonably necessary to service the Deposits and Loans on an ongoing basis and as may be required under applicable law in all material respects.

5.9       Title to Assets. Seller is the lawful owner of each of the Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser will acquire valid title to all of the material Assets, free and clear of any Encumbrances, other than Permitted Encumbrances.

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5.10       Deposits. All of the Deposit accounts have been administered and originated, in compliance in all material respects with the documents governing the relevant type of Deposit account and all applicable laws. The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due. To Seller’s Knowledge, all Deposit account contracts and signature cards have actually been signed or executed by all necessary parties and are genuine, and are assignable and transferable at the Closing to Purchaser. To Seller’s Knowledge, there are no Deposit accounts that are subject to any judgment, decree or order of any Regulatory Authority. Each Deposit account balance and interest accrued as shown on the Seller’s books and records are true and correct as of the last date shown thereon. Prior to the date of this Agreement, Seller has provided Purchaser with forms of all deposit agreements related to the Deposits and all such forms contain all material terms of the Deposits.

5.11       Environmental Laws; Hazardous Material. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each parcel of Real Property:

(i)	is and has been operated by Seller in compliance with all applicable Environmental Laws, which compliance includes possessing and complying with all permits, authorizations and approvals required by Environmental Laws for its operations (collectively, “Environmental Permits”) and complying with all requirements related to notice, recordkeeping and reporting;

(ii)	is not the subject of any written notice received by Seller from any governmental authority or other Person alleging the violation of or liability under, any applicable Environmental Laws;

(iii)	to Seller’s Knowledge, is not currently subject to any court order, administrative order or decree arising under any Environmental Law;

(iv)	has not been used by Seller or, to Seller’s Knowledge, any other Person for the disposal of Hazardous Material and, to Seller’s Knowledge, is not contaminated with any Hazardous Material requiring removal or remediation under any applicable Environmental Law;

(v)	to Seller’s Knowledge, with respect to any Hazardous Material, the only use of any such Hazardous Material has been in such amounts and types as is lawful under Environmental Law; and

(vi)	to Seller’s Knowledge, has not had any releases, emissions, or discharges of Hazardous Material except as permitted under applicable Environmental Laws.

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(b)       Seller has delivered to Purchaser on or prior to the date hereof true and complete copies of all documents, records and information in its possession or control that identify environmental liabilities and other environmental matters, including without limitation, previously conducted environmental site assessments, reports, studies, surveys and other similar documents or information related to each parcel of the Real Property.

5.12       Brokers’ Fees. In the negotiation of this Agreement, there has been no participation or intervention by any person, firm or corporation engaged by Seller that would give rise to any claim against Purchaser for a finder’s fee, commission, or similar payment.

5.13       Property.

(a)       Seller has, and will convey to Purchaser at the Closing, good and marketable title to the Real Property, insurable by the Title Insurer, free and clear of all Encumbrances, other than Permitted Encumbrances. No Encumbrance which (A) does not pertain to the Real Property and (B) is insured by the Title Insurer, shall be deemed to render title to the Real Property unmarketable or uninsurable.

(b)       Seller has not received any written notice of any, and to Seller’s Knowledge, there are no material uncured current violations, citations, summonses, subpoenas, compliance orders, directives, suits, other legal processes, or other written notice of potential liability under applicable zoning, building, fire or other applicable laws and regulations relating to the Real Property, and, except as would not reasonably be expected, individually or in the aggregate, to materially affect Purchaser’s use and enjoyment of the Real Property, there is no action, suit, proceeding or investigation pending or, to Seller’s Knowledge, threatened before any governmental authority that relates to Seller or the Real Property.

(c)       Except as set forth on Schedule 5.13(c) of the Seller Disclosure Schedule, there is no actual or pending condemnation proceeding relating to the Branches, nor, to Seller’s Knowledge, has any such proceeding been threatened.

(d)       Seller has received no written notice of any, and to Seller’s Knowledge, it is not in material default or breach by Seller under any covenant, condition, restriction, right of way or easement affecting the Real Property or any portion thereof, and, to Seller’s Knowledge, no such default or breach now exists.

(e)       Neither Seller nor any of its Affiliates has entered into any agreement regarding the Real Property, and the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or to Seller’s Knowledge, threatened, that would be binding upon Purchaser or its successors or assigns and materially affect or limit Purchaser’s or its successors’ or assigns’ use and enjoyment of the Real Property or which would materially limit or restrict Purchaser’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

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(f)       Seller has valid title to its Personal Property, free and clear of all Encumbrances (other than Permitted Encumbrances), and has the right to sell, convey, transfer, assign and deliver to Purchaser all of the Personal Property. The Personal Property is in working order in all material respects (subject to ordinary wear and tear).

5.14       Absence of Certain Changes or Events. Since December 31, 2014, no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.15       Employee Benefit Plans; Labor Matters. (a) Seller provided to Purchaser on or before the date hereof, in writing, complete and accurate lists of the Branch Employees as of no more than ten (10) Business Days prior to the date of this Agreement, with such list indicating each Branch Employee’s full name, sex, date of birth, age, formal job title, position, status (active or on statutory or employer approved leave and full-time or part-time), definition of “part time” for determination of status, number of part time hours per week (if applicable), annual current salary or wage rate, recent incentive compensation, business location, exempt/non-exempt status under the Fair Labor Standards Act (as classified by Seller), regularly scheduled hours, annual vacation entitlement, applicable incentive plan, date of hire (original and most recent as applicable), location (by department code or cost center). Such lists shall be updated by Seller and provided to Purchaser on dates that are mutually agreed to by Purchaser and Seller.

(b)       No Benefit Plan in which the Branch Employees participate is a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

(c)       No Branch Employee is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, in each case with respect to such Branch Employee’s employment with Seller. With respect to any Branch Employee, (i) Seller is not the subject of any proceeding seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller’s Knowledge is any such proceeding threatened, and (ii) no strike or similar labor dispute by the Branch Employees is pending or, to Seller’s Knowledge, threatened.

(d)       Each Benefit Plan in which Branch Employees participate has been administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable law and regulatory requirements.

(e)       Seller provided to Purchaser on or before the date hereof in writing, complete and accurate summaries of each Benefit Plan in which Branch Employees participate, carriers for each such Benefit Plan, total premiums for each such Benefit Plan (including Seller-paid and employee-paid portions of such premiums) including, but not limited to, health and welfare plans, COBRA obligations outstanding with respect thereto, dental plans, vision plans, group life, health, accident, and long-term and short-term disability plans, 401(k) or other retirement or deferred compensation plans, vacation policy and the current number of vacation days for each Branch Employee and sick leave policy and the current number of sick leaves day for each Branch Employee.

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(f)       With respect to the Branch Employees, the Seller and each of its Affiliates is in compliance in all material respects with all applicable legal and regulatory requirements respecting employment and employment practices, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

5.16       Available Funds. Seller has available, and as of the Closing Date will have available, sufficient funds to consummate the transactions contemplated by this Agreement, including the making of payments pursuant to Section 3.2 and, if applicable, Section 3.3.

5.17       Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Seller nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other Person.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows:

6.1       Corporate Organization and Authority. Purchaser is a state-chartered banking corporation, duly organized and validly existing under the laws of the State of South Carolina and has the requisite power and authority to conduct the business conducted at the Branches substantially as currently conducted by Seller. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by Seller, this Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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6.2       No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (i) violate any provision of its articles of incorporation or bylaws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.3       Approvals and Consents. Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.4       Regulatory Matters.

(a)       There are no pending or, to Purchaser’s knowledge, threatened disputes or controversies between Purchaser and any federal, state or local governmental agency or authority, or investigation or inquiry by any such agency or authority that would be reasonably expected to have a Material Adverse Effect.

(b)       Neither Purchaser nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Purchaser knows of no reason relating to Purchaser or its Affiliates for any such opposition or refusal.

(c)       Neither Purchaser nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has any of them been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission that would be reasonably expected to have a Material Adverse Effect on the P&A Transaction.

(d)       Purchaser is, and on a pro forma basis giving effect to the P&A Transaction, will be, (i) at least “well capitalized” (as that term is defined at 12 C.F.R. 5.39(d)(11) or the relevant regulation of Purchaser’s primary federal bank regulator), and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it may, condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.

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(e)       Purchaser has no reason to believe that, as of the date hereof, it will be required to divest deposit liabilities, branches, loans or any business or line of business, or raise capital or achieve increased regulatory capital ratios or otherwise modify its financial condition or business at the request of any Regulatory Authority as a condition to the receipt of any of the Regulatory Approvals that will not be possible for Purchaser to achieve.

(f)       Each of the subsidiaries or Affiliates of Purchaser that is an insured depository institution was rated “Satisfactory” or “Outstanding” for performance under the Community Reinvestment Act (the “CRA”) following its most recent CRA performance examination by a Regulatory Authority. Purchaser has neither been informed that its current rating will or may be lowered in connection with a pending or future examination for CRA performance nor does it have knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Purchaser having its current rating lowered.

(g)       Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

6.5       Litigation and Undisclosed Liabilities. There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser’s knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect.

6.6       Operation of the Branches. Purchaser intends to continue to provide banking services in the geographic markets served by the Branches comparable to the banking services Purchaser currently provides in the geographic markets served by its existing branches.

6.7       Brokers’ Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Purchaser shall be solely liable.

6.8       Financing to be Available. Purchaser’s ability to consummate the transactions contemplated by this Agreement is not contingent obtaining financing therefor, consent of any lender or any other matter relating to funding the P&A Transaction except for Purchaser’s need to raise additional equity capital which Purchaser reasonably believes will be available from reliable sources.

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6.9       Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Purchaser nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its officers, directors, employees, agents or representatives or any other Person.

ARTICLE 7
COVENANTS OF THE PARTIES

7.1       Activity in the Ordinary Course. From the date hereof until the Closing Date, except (i) as may be required by a Regulatory Authority or applicable law or (ii) as contemplated hereby, Seller (a) will, with respect to the Branches, the Assets and the Assumed Liabilities, use Commercially Reasonable Efforts to preserve its business relationships with depositors, (b) will maintain the Branches in their current condition, ordinary wear and tear excepted, (c) use Commercially Reasonable Efforts to conduct the business of the Branches and preserve the Assets and Assumed Liabilities in all material respects in the ordinary and usual course of business consistent with past practice, and (d) shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i)	Increase or agree to increase the salary or wage rate and incentive opportunity of any Branch Employee, other than normal salary or wage increases in the ordinary course of business consistent with past practice (however, such increases shall, in no event, increase the aggregate cash compensation for Branch Employees by more than 3% on an annualized basis or for any individual Branch Employee by more than 10%);

(ii)	Establish, adopt, enter into or amend any plan, agreement or arrangement that provides incentive compensation, bonus or commissions exclusively for the benefit of the Branch Employees that would result in any material increase in liability for Purchaser;

(iii)	(A) Transfer any Branch Employee to another branch, facility or office of Seller or any of their respective Affiliates which is not a Branch, or (B) transfer any employee of Seller or any of its Affiliates who, as of the date hereof, is not a Branch Employee to any Branch other than in the ordinary course of business;

(iv)	Hire any employee for any of the Branches other than in the ordinary course of business and consistent with past practices, including with respect to compensation and benefit levels; provided, however, Seller shall consult with Purchaser prior to the hire of any individual employed as a Branch Manager, commercial loan officer, mortgage lending officer or in any other managerial capacity;

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(v)	Terminate any Branch Employee, except in the ordinary course of business in accordance with existing personnel policies and practices of Seller;

(vi)	Establish or price Deposits at any Branch other than in the ordinary course of business consistent with Seller’s past practices (including deposit pricing policies in effect for such Branch as of the date hereof), subject to the limitation in (vii) below;

(vii)	Offer interest rates or terms on any category of Deposits at any Branch in a manner inconsistent with Seller’s past practice or, without limiting the generality of the foregoing, accept any brokered deposits at the Branches;

(viii)	Transfer to or from any Branch to or from any of Seller’s other operations or branches any material Assets or any Deposits, except (A) pursuant to an unsolicited customer request or (B) if such Deposit is pledged as security for a loan or other obligation that is not a Loan;

(ix)	Amend, modify or extend any Loan, except in the manner provided in Section 7.8;

(x)	Originate any loan at the Branch or that is attributed to the Branch, except in the ordinary course of business consistent with Seller’s approved lending policies as existed on the date hereof;

(xi)	Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets or Deposits existing on the date hereof, except in the ordinary course of business consistent with past practice;

(xii)	Make or agree to make any material improvements to the Real Property, except normal maintenance or refurbishing purchased or made in the ordinary course of business;

(xiii)	Close, sell, consolidate, relocate or materially alter any Branch or otherwise file any application or give any notice to relocate or close any Branch;

(xiv)	Release, compromise or waive any material claim or right that is part of the Assets or the Assumed Liabilities; or

(xv)	Agree with, or commit to, any person to do any of the things described in clauses (i) through (xv) except as contemplated hereby.

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7.2       Access and Confidentiality. (a) Until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 10, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access during normal business hours to the properties, books, records, contracts, documents, files and other information of or relating to the Assets and the Assumed Liabilities; provided, however, that nothing herein shall afford Purchaser the right to review any information to the extent relating solely to loans held by Seller not constituting Loans, including information regarding borrowers, or any information to the extent relating solely to Seller’s other branches, facilities and operations not subject to this Agreement. Seller shall identify to Purchaser, within fifteen (15) calendar days after the date hereof, a group of its salaried personnel (with the necessary expertise and experience to assist Purchaser) that shall constitute a “transition group” who will be available to Purchaser at reasonable times during normal business hours to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Assets, the Assumed Liabilities and transition matters. Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Records with Seller’s records for its other branches, assets and operations not subject to this Agreement. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches; provided, however, that nothing herein shall afford Purchaser the right to review any information relating to loans held by Seller not constituting Loans, including information regarding borrowers or any information relating to Seller’s other branches, facilities and operations not subject to this Agreement. Any investigation pursuant to this Section 7.2(a) shall be conducted in such manner as not to unreasonably interfere with the conduct of Seller’s business. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller, or any employee of Seller, or would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into and disclosed to Purchaser prior to the date of this Agreement. Seller and Purchaser shall use Commercially Reasonable Efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)       From and after the date of this Agreement, Seller shall keep confidential non-public information in its possession (other than information which was or becomes available to Seller on a non-confidential basis from a source other than Purchaser or any of its Affiliates) relating to Purchaser, its Affiliates, the Branches, the Assets and the Assumed Liabilities; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Seller’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process), regulatory process or request, or to the extent such disclosure is reasonably necessary for purposes of compliance by Seller or its Affiliates with tax or regulatory reporting requirements; provided that in the event of any disclosure pursuant to legal process Seller exercises Commercially Reasonable Efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

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(c)       From and after the Closing, Purchaser shall keep confidential non-public information in its possession (other than information which was or becomes available to Purchaser on a non-confidential basis from a source other than Seller or any of its Affiliates) relating to Seller and its Affiliates other than the Branches, the Assets and the Assumed Liabilities; provided, however that Purchaser shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Purchaser’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process) or regulatory process or request; provided that in the event of any disclosure pursuant to legal process Purchaser exercises Commercially Reasonable Efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

7.3       Regulatory Approvals. (a) As soon as practicable and in no event later than twenty (20) calendar days after the date of this Agreement, Purchaser shall prepare and file any applications, notices and filing required in order to obtain the Regulatory Approvals. Purchaser shall take all reasonably necessary actions to obtain each such approval as promptly as reasonably practicable and Purchaser shall not, and shall cause its Affiliates not to, knowingly take any action that would be expected to have the effect of denying or materially delaying or conditioning such approval. Seller will cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality.

(b)       The parties shall promptly advise each other upon receiving any communication from any Regulatory Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

(c)       Purchaser and Seller shall not, and shall cause their respective Affiliates to not, knowingly take any action that would reasonably be expected to result in a Material Adverse Effect.

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7.4       Consents. Seller agrees to use Commercially Reasonable Efforts to obtain from any parties the consent of which is required in order to assign or transfer any Asset or Deposit to Purchaser on the Closing Date, any required consents to such assignment or transfer to Purchaser on the Closing Date, and any required preapproval of new signage to be installed pursuant to clause (iv) of Section 7.9; provided that neither Seller nor any of its Affiliates shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such authorizations, approvals, consents, negative clearances or waivers; and provided, further, that Seller shall not be obligated to incur any material monetary obligations or expenditures to the parties whose consent is requested in connection with the utilization of Commercially Reasonable Efforts to obtain any such required consents.

7.5       Efforts to Consummate; Further Assurances. (a) Purchaser and Seller agree to use Commercially Reasonable Efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b)       From time to time following the Closing, at Purchaser’s request and sole expense, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets and the Assumed Liabilities.

(c)       Subject to Section 4.3, on and after the Closing Date, each party will promptly deliver to the other, at such other party’s expense, all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date, including that portion of any IRS “B” tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

7.6       Solicitation of Accounts; Non-Solicitation. (a) For a two (2) year period following the Closing Date, Seller agrees that it will not (i) use confidential information contained in Branch customer information files or Records that solely relate to the Assets and Assumed Liabilities that are to be assumed by Purchaser pursuant to this Agreement to solicit financial services business, including deposits, loans and other financial products, of the type offered through the Branches as of the date hereof, or (ii) establish, within a five-mile radius of any Branch, any new branch banking serving the mass retail mortgage and small commercial banking markets of the type conducted by Seller as of the date hereof; provided, however, that, for the avoidance of doubt, this Section 7.6(a) shall not prohibit or in any way limit Seller or any of its Affiliates, after the Closing Date, from offering products and services to customers as part of the businesses of Seller and its Affiliates that are not being sold hereunder, including the conduct of the wealth and investment management and insurance businesses, so long as such activities are not conducted through the use of the confidential information described in the preceding clause (i); further provided, that this Section 7.6(a) shall not prohibit or in any way limit Seller or any of its Affiliates, after the Closing Date, from effectively servicing, maintaining and renewing the Excluded Loans, including the maintenance of any deposits providing collateral therefor; and further provided, that this Section 7.6(a)(ii) shall not apply to any successor to Seller or Seller’s parent holding company pursuant to a merger or acquisition or sale of all or substantially all assets of Seller or Seller’s parent holding company. Except as set forth in the foregoing sentence, nothing in this Agreement shall be construed to at any time prohibit or otherwise limit Seller or any of its Affiliates from soliciting financial services or any other businesses, including deposits, loans and other financial products.

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(b)       Prior to the Closing Date, Purchaser agrees that it will not attempt to solicit Branch customers through advertising nor transact its business in a way intended to induce such customers to close any account and open accounts directly with Purchaser. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not targeted at such customers, and relationships that result therefrom, (ii) engage in lending, deposit, safe deposit, trust or other financial services with customers who have relationships as of the date hereof through other offices of Purchaser or product channels, (iii) respond to unsolicited inquiries by such customers with respect to banking or other financial services, and engage in relationships that result therefrom, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

(c)       For a period of two (2) years following the Closing Date, Seller will not, and shall cause its Affiliates not to, solicit for employment any Transferred Employee; provided, however, that nothing in this Section 7.6(c) shall be deemed to prohibit Seller or its Affiliates from (i) making general solicitations not targeted at Transferred Employees (including job announcements in newspapers and industry publications or on the Internet), (ii) soliciting any Transferred Employee whose employment is terminated by Purchaser prior to Seller, or any of its Affiliates, soliciting such Transferred Employee, (iii) soliciting any Transferred Employee who has not been employed by Purchaser or its Affiliates during the six (6) month period prior to the solicitation not otherwise permitted hereunder or (iv) using employee search firms, so long as such employee search firms are not instructed to and do not engage in targeted solicitations of Transferred Employees.

(d)       If any provision or part of this Section 7.6 is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Section 7.6 without violating applicable law.

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7.7       Insurance. Seller shall maintain in effect until the Closing Date all casualty and public liability policies relating to the Branches and maintained by Seller on the date hereof or procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing. Purchaser shall provide all casualty and public liability insurance for the Branches after the Closing. In the event of any material damage, destruction or condemnation affecting Real Property between the date hereof and the time of the Closing, Purchaser shall have the right to exclude any Real Property so affected from the Assets to be acquired, require Seller to take reasonable steps to repair or replace the damaged or destroyed property, or require Seller to deliver to Purchaser any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Real Property, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

7.8       Servicing Prior to Closing Date. With respect to each of the Loans, from the date hereof until the Closing Date, Seller shall service such Loans in a manner that is consistent with the servicing provided by Seller with respect to its loans that are not to be transferred to Purchaser under the terms of this Agreement. Further, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not (a) except as required by law, regulation or the terms of the Loan Documents, release any collateral or any party from any liability on or with respect to any of the Loans; (b) compromise or settle any material claims of any kind or character with respect to the Loans; or (c) except as required by law or regulation or to the extent consistent with prevailing market terms and in the ordinary course of business consistent in all material respects with past practice, modify, amend or waive any of the material terms of any Loan as set forth in the Loan Documents.

7.9       Change of Name, Etc. Immediately after the Closing, Purchaser will (a) change the name and logo on all documents, Branches and other facilities relating to the Assets and the Assumed Liabilities to Purchaser’s name and logo, (b) notify all persons whose Loans, Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to the FDIC and any other Regulatory Authorities required as a result of the consummation of such transactions. Seller shall cooperate with any commercially reasonable request of Purchaser directed to accomplish the removal of Seller’s signage (or the removal of signage of an Affiliate of Seller, if applicable) by Purchaser and the installation of Purchaser’s signage by Purchaser; provided, however, that (i) all such removals and all such installations shall be at the expense of Purchaser; (ii) such removals and installations shall be performed in a manner that does not unreasonably interfere with the normal business activities and operations of the Branches and Purchaser shall repair any damage to the area altered to its pre-existing condition, (iii) such installed signage shall comply with all applicable zoning and permitting laws and regulations; and (iv) such installed signage shall be covered in such a way as to make Purchaser signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller and (v) if this Agreement is terminated prior to the Closing, Purchaser shall immediately and at its sole expense restore such signage and any other area altered in connection therewith to its pre-existing condition. During the fourteen (14) calendar day period following the Closing, upon reasonable prior notice Purchaser shall afford to Seller and its authorized agents and representatives reasonable access during normal business hours to the Branches to allow Seller the opportunity to confirm Purchaser’s compliance with the terms of this Section 7.9.

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7.10       Environmental Reports and Investigations. (a) Purchaser shall have the right to inspect, including the right to conduct a Phase I environmental site assessment compliant with the ASTM E1527-013 Standard, as such standard may be amended or revised (a “Phase I”), all parcels of Real Property at Purchaser’s sole cost and expense within 60 calendar days from the date of this Agreement (“Environmental Inspection Period”). Purchaser shall provide Seller with copies of each Phase I upon request. Seller shall allow reasonable access to the Real Property to Purchaser and its employees, agents, contractors, consultants, or other representatives in order to conduct such inspection. Purchaser shall report the final results of any Phase I, together with its objections to: (A) any identified recognized environmental conditions (“RECs”) associated with the Real Property, (B) any material violation of applicable Environmental Laws that affects the Real Property or (C) any Environmental Condition or other condition of the Real Property that would require investigation or cleanup under applicable Environmental Laws, if any, to Seller during the Environmental Inspection Period; provided, that without the prior written consent of Seller, Purchaser shall not conduct any soil sampling, conduct any ground water monitoring or install any test well or undertake any other invasive investigation that requires a permit or license from, or the reporting of the investigation or the results thereof to, a local or state environmental regulatory authority or the United States Environmental Protection Agency. If Purchaser objects to any Environmental Condition with respect to any parcel of Real Property, Seller and Purchaser shall address such Environmental Condition as set forth in subsection (b) below. Seller shall cooperate in the performance of any environmental assessments, provided that such assessments are conducted at a mutually agreeable date and time after reasonable prior notice to Seller by Purchaser and such assessments are accomplished in a manner intended to minimize disruption to the operations of the Branch.

(b)       If Purchaser discovers an Environmental Condition on any parcel of the Real Property, Purchaser, at its option, shall provide notice to Seller during the Environmental Inspection Period of either (A) Purchaser’s exclusion of any certain parcel of Real Property from the Assets set forth in Section 2.1 of this Agreement and the Purchase Price shall be reduced accordingly; (B) Purchaser’s acceptance of such Real Property as an Asset, or (C) Purchaser’s election to request that Purchaser be permitted to cause to be prepared at its sole expense a Phase II environmental survey of such Real Property, or such other appropriate investigation as Purchaser deems necessary. If Seller permits Purchaser to conduct Phase II or additional inspection, then the parties shall extend the Environmental Inspection period as necessary, and Purchaser shall notify Seller of the results of such Phase II or additional inspection. If Purchaser objects to any Environmental Condition identified by the Phase II or additional inspection, the Purchaser and Seller may extend the Environmental Inspection Period and attempt to resolve the Environmental Condition in a manner agreeable to both parties. In the event that Seller chooses not to permit Purchaser to conduct a Phase II environmental survey or additional inspection of such Real Property or Purchaser and Seller cannot resolve Seller’s objections to an Environmental Condition identified by the Phase II or additional inspection, Purchaser shall have the option to (1) exclude any certain parcel of Real Property as an Asset under Section 2.1 of this Agreement and exclude as an Assumed Liability under Section 2.2 of this Agreement any duty, responsibility, obligation or liability associated with such parcel, and the Purchase Price shall be reduced accordingly; or (2) continue with the purchase of any such parcel of Real Property as an Asset. Purchaser agrees to assume the Deposits for any Branch excluded from the P&A Transaction pursuant to this Section 7.10(b), subject to Purchaser’s ability to satisfy all applicable regulatory requirements. Notwithstanding any contrary provision in this Agreement, Purchaser shall, and does hereby, waive (i) any failure by Seller to comply with any representation or warranty made by Seller in this Agreement and any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement (whether any such failure or breach currently exists or occurs in the future) arising out of or relating to any parcel of Real Property excluded from the P&A Transaction pursuant to this Section 7.10(b), and (ii) any rights or remedies relating to any such failure or breach.

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7.11       Appraisals; Title Insurance and Surveys. (a) Purchaser may, at its own cost, have appraisals completed on each of the Real Properties prior to the Closing Date. Seller will make the Real Properties available during normal working hours to the appraisers engaged by Purchaser. Purchaser shall provide Seller with copies of all completed appraisals upon request.

(b)       Seller agrees to deliver to Purchaser within five (5) Business Days after execution of this Agreement, copies of all material title information in the possession or control of Seller, including, but not limited to, title insurance policies and commitments, surveys, covenants, deeds, notes and mortgages, subleases and easements relating to the Real Property (including a copy of the deed vesting title in the Real Property in Seller and copies of all documents, instruments or agreements evidencing or creating the exceptions referenced in Seller’s title policy). Purchaser will be deemed to have received all of the foregoing unless it provides notice to Seller that it has not received some or all of the foregoing on or before the twentieth (20th) Business Day following the date of this Agreement. Within thirty (30) Business Days after execution of this Agreement, Purchaser shall obtain one or more title insurance commitments for the Real Property (each, a “Title Commitment”) issued by the Title Insurer and, at Purchaser’s option, ALTA land title surveys of the Real Property dated subsequent to the date of this Agreement, prepared and certified as to all matters shown thereon by a surveyor licensed by the State of South Carolina, as applicable (each, a “Survey”), which Surveys may show the location of all improvements and shall be sufficient for the Title Company to insure over standard survey related exceptions in the final Title Policies. In addition, the Surveys shall include a notation stating whether or not a portion of such Real Property is located in a 100-year flood plain or flood-prone area of special flood hazard and shall show the specific location of any portions of such Real Property that may be located in any such flood areas. The cost of the Title Commitments and Surveys shall be the responsibility of Purchaser. Purchaser shall provide Seller with copies of the Surveys upon request.

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(c)       Purchaser agrees to notify Seller in writing within forty (40) Business Days after the date of this Agreement of any Encumbrances, reservations, tenancies, encroachments, activity or use limitations, overlaps or other title exceptions or zoning or similar land use violations or defects shown in a Title Commitment or Survey related to the Real Property to which Purchaser reasonably objects (the “Title Defects”). Purchaser agrees that Title Defects shall not include (1) Property Taxes not yet due and payable, (2) existing easements, restrictions, and rights of way that do not materially interfere with the use, development, or redevelopment of the Real Property as a banking branch office or otherwise, or materially affect the value thereof, as determined by Purchaser in its reasonable discretion, (3) existing building and zoning ordinances or (4) printed exceptions on the jackets of the Title Commitments generally contained in any ALTA owner’s standard coverage policy of title insurance but excluding the standard exceptions which Seller covenants to cause to be removed at Closing (collectively, the “Permitted Encumbrances”). Permitted Encumbrances shall not include any mortgages, deeds of trust, Liens, or other monetary encumbrances created by, through, or under Seller. Seller shall use Commercially Reasonable Efforts to correct each Title Defect to Purchaser’s reasonable satisfaction at least twenty (20) Business Days prior to Closing; provided that, except to satisfy or cause to be released of record all Liens, Seller shall not be obligated to cure Title Defects pursuant to this Section 7.11(c). If, within such twenty (20) Business Day period, Seller (x) fails to cure any such Title Defects to Purchaser’s reasonable satisfaction or (y) gives notice to Purchaser that it has elected not to remedy or remove some or all of the Title Defects, Purchaser and Seller shall attempt to negotiate the terms and conditions of the sale of such Real Property, including a corresponding Purchase Price adjustment that is agreeable to both parties. Notwithstanding the foregoing, in the event that Purchaser and Seller are not able to renegotiate the terms and conditions of such sale within five (5) Business Days of such dispute arising, Purchaser shall have the option (upon written notice to Seller, such notice to be received by Seller no later than ten (10) Business Days after such five (5) Business Day negotiation period) to (A) waive its objection to such Title Defect(s), in which case such Title Defect(s) shall be deemed to be a Permitted Encumbrance, or (B) exclude such Real Property as an Asset under Section 2.1 of this Agreement and exclude as an Assumed Liability under Section 2.2 of this Agreement any duty, responsibility, obligation or liability associated with such parcel, and adjust the Purchase Price accordingly. If Purchaser fails to give such notice within said ten (10) Business Day period, Purchaser will be deemed to have waived such Title Defect(s) pursuant to provision (A) in the preceding sentence. Purchaser agrees to assume the Deposits for any Branch excluded from the P&A Transaction pursuant to this Section 7.11(c), subject to Purchaser’s ability to satisfy all applicable regulatory requirements. Notwithstanding any contrary provision in this Agreement, Purchaser shall, and does hereby, waive (i) any failure by Seller to comply with any representation or warranty made by Seller in this Agreement and any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement (whether any such failure or breach currently exists or occurs in the future) arising out of or relating to any Real Property excluded from the P&A Transaction pursuant to this Section 7.11(c), and (ii) any rights or remedies relating to any such failure or breach.

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(d)       Purchaser shall have the right to update title matters at Closing for any changes that may have arisen between the dates of the Title Commitments and the Closing Date. If such update indicates that any Title Defects have arisen since the date of the Title Commitment (“New Title Defects”), and Purchaser reasonably objects thereto, then Seller may elect to delay the Closing for up to twenty (20) Business Days while Seller uses Commercially Reasonable Efforts to cure such New Title Defects to Purchaser’s reasonable satisfaction. If, within such twenty (20) Business Day period, Seller (x) fails to cure any such New Title Defects to Purchaser’s reasonable satisfaction or (y) gives notice to Purchaser that it has elected not to remedy or remove some or all of the New Title Defects, Purchaser and Seller shall attempt to negotiate the terms and conditions of the sale of such Real Property, including a corresponding Purchase Price adjustment that is agreeable to both parties. Notwithstanding the foregoing, in the event that Purchaser and Seller are not able to renegotiate the terms and conditions of such sale within five (5) Business Days of such dispute arising, Purchaser shall have the option (upon written notice to Seller, such notice to be received by Seller no later than ten (10) Business Days after such five (5) Business Day negotiation period) to (A) waive its objection to such New Title Defect(s), in which case such New Title Defect(s) shall be deemed to be a Permitted Encumbrance or (B) exclude such Real Property as an Asset under Section 2.1 of this Agreement and exclude as an Assumed Liability under Section 2.2 of this Agreement any duty, responsibility, obligation or liability associated with such parcel, and adjust the Purchase Price accordingly. If Purchaser fails to give such notice within said ten (10) calendar day period, Purchaser will be deemed to have waived such New Title Defect(s) pursuant to provision (A) in the preceding sentence. Purchaser agrees to assume the Deposits for any Branch excluded from the P&A Transaction pursuant to this Section 7.11(d), subject to Purchaser’s ability to satisfy all applicable regulatory requirements. Notwithstanding any contrary provision in this Agreement, Purchaser shall, and does hereby, waive (i) any failure by Seller to comply with any representation or warranty made by Seller in this Agreement and any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement (whether any such failure or breach currently exists or occurs in the future) arising out of or relating to any Real Property excluded from the P&A Transaction pursuant to this Section 7.11(d), and (ii) any rights or remedies relating to any such failure or breach.

7.12       Loan Reports. From the date hereof until the Closing Date, Seller shall provide Purchaser, within ten (10) days of the end of each calendar month, a loan report showing all Loans, Diligence Loans and any loans (other than Excluded Loans) originated after the date hereof to customers of the Branches. Seller shall also promptly provide such other information as Purchaser shall reasonably request concerning Diligence Loans and newly originated loans so as to permit Purchaser to determine if such loans shall be added to Exhibit 1.1(f) as Loans as provided in the definition of “Loans” set forth in Section 1.1.

ARTICLE 8
TAXES AND EMPLOYEE BENEFITS

8.1       Tax Representations. Seller represents and warrants to Purchaser that all material Tax Returns with respect to the Assets, the Assumed Liabilities or the operation of the Branches, that are required to be filed (taking into account any extension of time within which to file) before the Closing Date, have been or will be duly filed, and all material Taxes shown to be due on such Tax Returns have been or will be paid in full.

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8.2       Proration of Taxes. For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

8.3       Sales and Transfer Taxes. Seller and Purchaser shall be equally responsible for the payment of all transfer, recording, documentary, stamp, sales, use (including all bulk sales Taxes) and other similar Taxes and fees (collectively, the “Transfer Taxes”), that are payable or that arise as a result of the P&A Transaction, when due. Seller shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 8.3 when due, and Purchaser shall cooperate with respect thereto as necessary.

8.4       Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits on which Seller is back-up withholding as of the Closing Date.

8.5       Payment of Amount Due under Article 8. Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 (other than payments required by Section 8.3, which shall be paid when determined) to the extent due at the Closing may be offset against any payment due the other party at the Closing. All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made as provided in Section 3.2(b) and bear interest from the date due to the date of payment at the Federal Funds Rate.

8.6       Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall:

(a)       Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets, the Assumed Liabilities, or the operation of the Branches;

(b)       Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets, the Assumed Liabilities, or the operation of the Branches for taxable periods for which the other may have a liability under this Agreement; and

(c)       The party requesting assistance or cooperation shall bear the other party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

8.7       Transferred Employees.

(a)       Termination and Offers of Employment. Commencing on the Closing Date, Seller shall terminate all Branch Employees who are actively at work on the Closing Date, and, at Purchaser's sole discretion, Purchaser may offer employment, on an "at will" basis, to any or all of such employees. Following the Closing Date, each Branch Employee employed by Purchaser shall, from and after the Transfer Date, be defined as a “Transferred Employee” for purposes of this Agreement.

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(b)       Obligations for Prior Employment. Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former Branch Employee, officer, director, independent contractor or consultant, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c)       Claims for Pre-Closing Matters. Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former Branch Employees, officers, directors, independent contractors or consultants or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)       Transferred Employee Compensation. Each Transferred Employee shall be eligible to receive the salary and benefits maintained for employees of Purchaser on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Purchaser.

(e)       Credit for Service. Each Transferred Employee shall be given service credit for the purpose of eligibility under the group health plan of Purchaser and eligibility and vesting only under the defined contribution retirement plan of Purchaser for his or her period of service with the Seller prior to the Closing Date; provided, however, that such service crediting shall be permitted and consistent with Purchaser's defined contribution retirement plan.

(g)       No Third Party Rights or Amendment to Benefit Plans. Nothing in this Agreement shall be construed to grant any Branch Employee or Transferred Employee a right to continued employment by, or to receive any payments or benefits from, Purchaser or Seller or their respective Affiliates or through any employee benefit plan. This Agreement shall not limit Purchaser’s or Purchaser’s Affiliate’s ability or right to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan. This Section 8.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 8.7, express or implied, confers or is intended to confer upon any other Person, including, any current or former director, officer or employee of Seller or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 8.7.

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ARTICLE 9
CONDITIONS TO CLOSING

9.1       Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a)       Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b)       Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) that is in effect and that prohibits or makes illegal the consummation of the P&A Transaction.

(c)       Representations and Warranties. (i) The representations and warranties of Seller contained in Sections 5.1 (Corporate Organization and Authority), 5.2(i) (No Conflict With Articles of Incorporation or Bylaws), 5.12 (Brokers’ Fees) and 5.16 (Available Funds) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date) and (ii) the other representations and warranties of Seller contained in this Agreement shall be true in all respects in each case as of the date of this Agreement and as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect.

(d)       Covenants and Other Agreements. Seller shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e)       Seller Officers’ Certificate. Purchaser shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Seller to the effect that each of the conditions specified above in Sections 9.1(c) and (d) are satisfied in all respects.

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(f)       Seller Closing Deliverables. Seller shall have delivered to Purchaser each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.5 at or prior to the Closing Date in a form and substance reasonably acceptable to Purchaser.

(g)       Title Insurance. Title Insurer shall irrevocably commit to issue the Title Policies to Purchaser in respect of the Real Property, subject only to the Permitted Encumbrances.

(h)       Loans Net Book Value. The Net Book Value of the Loans included in the Assets as of the Closing Date shall not be less than $7,000,000.

(i)       No Real Property Exclusions. Purchaser shall not have excluded from the Assets or Assumed Liabilities any parcel of Real Property as provided in Section 7.10(b) or Section 7.11(c).

9.2       Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a)       Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b)       Orders. No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.

(c)       Representations and Warranties. The representations and warranties of Purchaser contained in Sections 6.1 (Corporate Organization and Authority), 6.2(i) (No Conflict With Articles of Incorporation or Bylaws), 6.7 (Brokers’ Fees) and 6.8 (Financing Available) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date) and (ii) the other representations and warranties of Purchaser contained in this Agreement shall be true in all respects in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specific date need to be true only as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect.

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(d)       Covenants and Other Agreements. Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e)       Purchaser Officers’ Certificate. Seller shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Purchaser to the effect that each of the conditions specified above in Sections 9.2(c) and (d) are satisfied in all respects.

(f)       Purchaser Closing Deliverables. Purchaser shall have delivered to Seller each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.6 (in the case of any assignment contemplated thereby, subject to delivery by Seller of any related requisite third-party consent) at or prior to the Closing Date.

(g)       No Real Property Exclusions. Purchaser shall not have excluded from the Assets or Assumed Liabilities any parcel of Real Property as provided in Section 7.10(b) or Section 7.11(c).

ARTICLE 10
TERMINATION

10.1       Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)       by the mutual written agreement of Purchaser and Seller;

(b)       by Purchaser if (i) at the time of such termination any of the representations and warranties of Seller contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.1(c) cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement or obligation of Seller hereunder to the extent that the condition set forth in Section 9.1(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Seller within thirty (30) calendar days after receipt of notice in writing from Purchaser specifying the nature of such breach or failure and requesting that it be remedied; provided that Purchaser may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.1(c) or Section 9.1(d) to be satisfied if such failure was caused by Purchaser’s breach of this Agreement or failure to act in good faith or Purchaser’s or any of its representative’s failure to use Commercially Reasonable Efforts to cause the Closing to occur;

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(c)       by Seller, if (i) at the time of such termination any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.2(c) cannot be satisfied, or (ii) there shall have been any breach of any covenant, agreement or obligation of Purchaser hereunder to the extent that the condition set forth in Section 9.2(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Purchaser within thirty (30) calendar days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied; provided that Seller may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.2(c) or Section 9.2(d) to be satisfied if such failure was caused by Seller’s breach of this Agreement or failure to act in good faith or Seller’s or any of its representative’s failure to use Commercially Reasonable Efforts to cause the Closing to occur;

(d)       by Seller or Purchaser, in the event the Closing has not occurred by the date that is nine (9) months after the date of this Agreement, unless the failure to so consummate is due to a breach of this Agreement by the party seeking to terminate;

(e)       by either Seller or Purchaser, if any governmental agencies or authorities that must grant a Regulatory Approval has denied approval of or imposed conditions upon the P&A Transaction that cannot be satisfied with Commercially Reasonable Efforts and such decision has become final and nonappealable or any governmental agency or authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction; or

(f)       by either Seller or Purchaser, if Purchaser shall have excluded from the Assets or Assumed Liabilities any parcel of Real Property as provided in Section 7.10(b) or Section 7.11(c).

10.2       Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, except as set forth in this Agreement, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.

ARTICLE 11
INDEMNIFICATION

11.1       Indemnification. (a) Subject to Section 12.1, after the Closing, Seller shall indemnify, defend, release and hold harmless Purchaser and any Person directly or indirectly controlling or controlled by Purchaser, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Purchaser to the extent arising out of or resulting from the following:

(i)	any breach of any representation or warranty made by Seller in this Agreement (disregarding, in each case other than in the case of Section 5.14, for purposes of determining the amount of any Loss (but not for purposes of determining whether there has been a breach), any qualification on any such representation or warranty as to “materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications);

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(ii)	any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;

(iii)	any check or other instrument drawn on or deposited into a Deposit account (i) on or prior to the Closing Date upon which a forgery (signature or endorsement) or alteration claim is asserted against Purchaser or as to which a proper endorsement is lacking, or (ii) prior to or after the Closing Date that involves a check kiting scheme that was initiated on or prior to the Closing Date;

(iv)	any chargeback occurring after the Closing Date on a Deposit account to the extent that such chargeback exceeds the funds in the account on the date of such chargeback but solely to the extent that such chargeback resulted from a violation of Purchaser’s expedited funds availability policy in effect on the date such funds were deemed collected on the account (provided that Purchaser shall reimburse Seller for any sums so indemnified to the extent that Purchaser recoups any funds so charged back from subsequent deposits into the Deposit account so transferred);

(v)	any Excluded Taxes; or

(vi)	any Excluded Liability.

(b)       Subject to Section 12.1, after the Closing, Purchaser shall indemnify, defend, release and hold harmless Seller and any Person directly or indirectly controlling or controlled by Seller, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Seller to the extent arising out of or resulting from the following:

(i)	any breach of any representation or warranty made by Purchaser in this Agreement (disregarding, in each case, for purposes of determining the amount of any Loss (but not for purposes of determining whether there has been a breach), any qualification on any such representation or warranty as to “materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications);

(ii)	any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement; or

(iii)	the Assumed Liabilities or any responsibility, obligation, duty, legal action, administrative or judicial proceeding, claim, penalty or liability arising out of Purchaser’s ownership or operation from and after the Closing of the business represented by the Branches, the Assets or the Assumed Liabilities.

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(c)       To exercise its indemnification rights under this Section 11.1 as a result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder (including, with respect to claims arising from a breach of representation or warranty made in Article 8, the commencement of an audit, administrative investigation or judicial proceeding by any governmental authority); provided, however, that, subject to the Survival Periods set forth in Section 12.1(a), any delay or failure by the indemnified party to give notice shall not relieve the indemnifying party of its obligations hereunder except to the extent, if at all, that the indemnifying party is actually and materially prejudiced by reason of such delay or failure. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party’s sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them.

(d)       Neither party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Article 11 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnifying party may agree without the prior written consent of the indemnified party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms (i) obligates the indemnifying party to pay the full amount of the liability in connection with such claim and that unconditionally releases the indemnified party and its Affiliates from all liability or obligation in connection with such claim and (ii) does not impose injunctive or other non-monetary equitable relief against the indemnified party or its Affiliates, or their respective businesses.

(e)       Notwithstanding anything to the contrary contained in this Agreement, an indemnifying party shall not be liable under Section 11.1(a)(i) or Section 11.1(b)(i) for any Losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party shall exceed $11,000 (the “Deductible”), in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of the Deductible; provided, however, that the maximum aggregate amount of indemnification payments payable by Seller pursuant to Section 11.1(a)(i) or by Purchaser pursuant to Section 11.1(b)(i), as applicable, shall be $400,000. In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement.

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(f)       Notwithstanding the foregoing, if a third party claim includes or would reasonably be expected to include both a claim for Taxes that are Assumed Liabilities pursuant to Section 2.2(a)(vi) (“Purchaser Taxes”) and a claim for Taxes that are not Assumed Liabilities pursuant to Section 2.2(a)(vi) (“Seller Taxes”), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Purchaser, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such third party claim (such third party claim, a “Tax Claim”). In such case, the other party (Seller or Purchaser, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes.

(g)       Except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), Seller, Purchaser, and their respective Affiliates shall treat any and all payments under this Article 11 as an adjustment to the Purchase Price for all Tax purposes.

(h)       An indemnified party shall use Commercially Reasonable Efforts to mitigate any claim or liability that such indemnified party asserts under this Article 11. In the event that an indemnified party shall fail to use such Commercially Reasonable Efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained in this Agreement, the indemnifying party shall not be required to indemnify any indemnified party for any portion of a Loss that could reasonably be expected to have been avoided if the indemnified party had made such efforts.

11.2       Exclusivity. After the Closing, except as expressly set forth in Sections 4.3(b), 4.8 and 8.3, and except in the case of common law fraud in connection with entering into this Agreement, this Article 11 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby; provided that it is understood and agreed that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.

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11.3       AS-IS Sale; Waiver of Warranties. Except for the representations and warranties set forth in this Agreement, Purchaser acknowledges that the Assets and Assumed Liabilities are being sold and accepted on an “AS-IS-WHERE-IS” basis, and are being accepted without any representation or warranty. As part of Purchaser’s agreement to purchase and accept the Assets and Assumed Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND ASSUMED LIABILITIES INCLUDING THE LOANS AND/OR THE COLLATERAL THEREFOR EXCEPT THOSE SET FORTH IN THIS AGREEMENT. SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY. SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE REPRESENTATIONS AND WARRANTIES OTHERWISE SET FORTH IN THIS AGREEMENT), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.

ARTICLE 12
MISCELLANEOUS

12.1       Survival. (a) The parties’ respective representations and warranties contained in this Agreement shall survive until the eighteenth (18th) month anniversary of the Closing Date; provided, however, that (i) each of the representations and warranties of parties set forth in Sections 5.1 and 6.1 shall survive until the sixth (6th) anniversary of the Closing Date and (ii) the representations and warranties set forth in Section 5.9 shall survive until the expiration of the applicable statute of limitations, and thereafter neither party may claim any Loss in relation to a breach thereof (each such specified period, a “Survival Period”); provided, however, that the claims set forth in any claim for indemnity made by an indemnified party on or prior to the applicable Survival Period shall survive until such claim is finally resolved. The agreements and covenants contained in this Agreement shall survive the Closing until performed in full or the obligation to so perform shall have expired.

(b)       No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the indemnifying party in accordance with this Agreement.

12.2       Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.2 shall be void.

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12.3       Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except as otherwise provided herein.

12.4       Public Notice. Prior to the Closing Date, neither Purchaser nor Seller shall make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees or customers with respect to any of the transactions contemplated hereby (each, a “Public Notice”) without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser and Seller each agree that, without the other party’s prior written consent, it shall not release or disclose any of the terms or conditions of the transactions contemplated herein to any other Person (other than any bank Regulatory Authority). Notwithstanding the foregoing, each party may make a Public Notice as, based on the advice of its counsel, may be required by law or as necessary to obtain the Regulatory Approvals. Except with respect to a Public Notice issued by Purchaser or any of its Affiliates in compliance with the terms of this Section 12.4 that announces the execution of this Agreement or the consummation of the transactions contemplated hereby, no Public Notice issued by either party or any of their respective Affiliates shall reference the name of the other party or any of their Affiliates without the prior written consent of the other party (which consent the other party may withhold, condition or delay in its sole discretion).

12.5       Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) if delivered by email, on the date indicated by the confirmation of receipt received by the sender, or, if no such confirmation of receipt is received by the sender, then the date that the recipient actually receives the email (email that is received by a so called “spam filter” or similar filter shall not be deemed received unless and until the recipient actually views the email in such filter or such email is delivered to the intended email address), or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Seller:	Horry County State Bank
3640 Ralph Ellis Boulevard
Loris, SC 29569
Attention: James R. Clarkson, President & CEO
Email: jclarkson@horrycountystatebank.com

With a copy to:	Nelson Mullins Riley & Scarborough LLP
104 South Main Street, Suite 900
Greenville, SC 29601
Attention: Neil Grayson
Email: neil.grayson@nelsonmullins.com

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If to Purchaser:	Sandhills Bank
1020 Highway 17 North
North Myrtle Beach, SC 29582
Attention: James B. Smith, President & CEO
Email: jsmith@sandhillsbank.com

With a copy to:	Haynsworth Sinkler Boyd, P.A.
1201 Main Street, Suite 2200
Columbia, SC 29201
Attention: George S. King, Jr.
Email: cking@hsblawfirm.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

12.6       Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses that it incurs, or that may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate Regulatory Authorities.

12.7       Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of South Carolina applicable to agreements made and entirely to be performed in such state and without regard to its principles of conflict of laws except with respect to matters affecting Real Property, which shall be governed by and interpreted in accordance with the laws of the State in which such Real Property is located. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court sitting in the State of South Carolina.

12.8       Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties hereby further agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

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12.9       Entire Agreement; Amendment. (a) This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters, which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement the parties hereto previously entered into shall, to the extent not inconsistent with any provisions of this Agreement, continue to apply until the Closing.

(b)       This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

12.10       Third Party Beneficiaries. Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser.

12.11       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.12       Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

12.13       Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

12.14       Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated. The Recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.12(a)” would be part of “Section 5.12” and references to “Section 5.12” would also refer to material contained in the subsection described as “Section 5.12(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.

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12.15      Parties in Interest. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person (other than the parties hereto and their respective successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

12.16       Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), and, accordingly, that the parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the P&A Transactions, subject to the terms and conditions of this Agreement).

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

HORRY COUNTY STATE BANK

By:	/s/ James R. Clarkson
Name: James R. Clarkson
Title: President and Chief Executive Officer

SANDHILLS BANK

By:	/s/ James B. Smith
Name: James B. Smith
Title: President and Chief Executive Officer

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EXHIBIT 1.1(b) – BRANCHES

Sandhills Bank intends to acquire the real property and most personal property associated with the following Horry County State Bank branch locations.

Windy Hill

4400 Highway 17 South

North Myrtle Beach, SC 29582

Socastee

4600 Highway 17 Bypass South

Myrtle Beach, SC 29588

Carolina Forest

273 Carolina Forest Boulevard

Myrtle Beach, SC 29579

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EXHIBIT 1.1(c) – DEPOSITS

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EXHIBIT 1.1(f) – LOANS

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EXHIBIT 1.1(g) – PERSONAL PROPERTY

Sandhills Bank intends to acquire most of the personal property associated with the Horry County State Bank branch locations shown on Exhibit 1.1(b). The following ten (10) pages list the personal property of those branches. Purchaser and Seller agree some of the items will not be conveyed, as covered elsewhere within the Agreement.

[THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

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EXHIBIT 1.1(h) – SELLER’S KNOWLEDGE

James R. Clarkson – President and Chief Executive Officer, Horry County State Bank

Edward L. Loehr – Senior Vice President and Chief Financial Officer, Horry County State Bank

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EXHIBIT 3.5(b) – BILL OF SALE

FORM OF BILL OF SALE

BILL OF SALE, dated as of ______________, 2015 by Horry County State Bank, a state-chartered banking corporation organized under the laws of South Carolina, with its principal office located in Loris, South Carolina (“Seller”), to Sandhills Bank, a state-chartered banking corporation organized under the laws of South Carolina, with its principal office located in North Myrtle Beach, South Carolina (“Purchaser”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the P&A Agreement.

WITNESSETH:

WHEREAS, Seller and Purchaser, are parties to a Purchase and Assumption Agreement, dated as of March 24, 2015 (the “P&A Agreement”) with respect to the sale by Seller and the purchase by Purchaser of the Assets;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby convey, grant, bargain, sell, transfer, set over, assign, alienate, remise, release, deliver and confirm unto Purchaser, its successors and assigns, forever, all of Seller's right, title, interest and claim in and to the Personal Property as of 11:59 p.m., local time, on the date hereof.

TO HAVE AND TO HOLD all and singular of the foregoing unto Purchaser, its successors and assigns, to its and their own use and enjoyment forever.

SELLER FURTHER COVENANTS AND AGREES AS FOLLOWS:

  From time to time, Seller, its successor and assigns, shall execute and deliver all such further bills of sale, assignments or other instruments of conveyance and transfer as Purchaser, its successors or assigns, may reasonably request more effectively to transfer to and vest in Purchaser all of Seller's interest in the Personal Property.

  This Bill of Sale and all transfers of property and other actions confirmed hereby shall be governed by and construed in accordance with the terms and conditions of the P&A Agreement and the laws of South Carolina.

  All capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the P&A Agreement.

  Nothing contained in this Bill of Sale shall be deemed to supersede any of the covenants, agreements, representations or warranties of Seller or Purchaser contained in the P&A Agreement or to otherwise alter, amend, supersede or add to the terms of the P&A Agreement. To the extent any inconsistency exists between this Bill of Sale and the P&A Agreement, the terms of the P&A Agreement shall control and prevail.

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  Except as provided herein or in the P&A Agreement, Purchaser is purchasing the Personal Property on an “as-is, where-is” basis. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding the Personal Property, except as expressly provided herein or in the P&A Agreement, and none shall be implied at law or in equity.

  This Bill of Sale may not be amended or modified except by an instrument in writing signed by, or on behalf of, Seller and Purchaser. This Bill of Sale shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

  This Bill of Sale may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has duly executed and delivered this Bill of Sale as of the day and year first above written.

HORRY COUNTY STATE BANK

By:
Name:
Title:

Acknowledged and Agreed to by:

SANDHILLS BANK

By:
Name:
Title:

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EXHIBIT 3.5(c) – ASSIGNMENT AND ASSUMPTION AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of __________, 2015 (the “Agreement”), is executed and delivered by and between Horry County State Bank, a state-chartered banking corporation organized under the laws of South Carolina, with its principal office located in Loris, South Carolina (“Seller”), to Sandhills Bank, a state-chartered banking corporation organized under the laws of South Carolina, with its principal office located in North Myrtle Beach, South Carolina (“Purchaser”), in connection with the closing of the transactions contemplated in the Purchase and Assumption Agreement, dated as of March 24, 2015 (the “P&A Agreement”), between Seller and Purchaser. Capitalized terms not otherwise defined herein shall have the meanings set forth in the P&A Agreement.

WITNESSETH:

WHEREAS, subject to the terms and conditions set forth in the P&A Agreement, Seller has agreed to assign, and Purchaser has agreed to assume, the Assumed Liabilities;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  Seller hereby sells, assigns, conveys, transfers and delivers, and Purchaser assumes and accepts, the Assumed Liabilities. Purchaser hereby agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay, observe, perform and discharge the disclosed Assumed Liabilities from and after the Closing.

  This Agreement is not intended to, and does not in any way ratify, extend, or renew any of the Assumed Liabilities or any other liability that has terminated or expired pursuant to its terms or otherwise.

  Purchaser, for itself and its successors and permitted assigns, by this Agreement, covenants and agrees that it and its successors and permitted assigns shall execute and deliver, or cause to be executed and delivered, such other instruments of transfer and conveyance and other documents and take such other actions as Seller may reasonably request in order to effect the intent and purposes of this Agreement and the transactions contemplated hereby. Seller, for itself and its successors and permitted assigns, by this Agreement, covenants and agrees that it and its successors and permitted assigns shall execute and deliver, or cause to be executed and delivered, such other instruments of transfer and conveyance and other documents and take such other actions as Purchaser may reasonably request in order to effect the intent and purposes of this Agreement and the transactions contemplated hereby.

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  Seller hereby (a) resigns as the trustee or custodian of each Deposit in an IRA Account (that is not an Excluded Deposit) of which it is the trustee or custodian, and (b) to the extent permitted by the documentation governing such IRA Account, appoints Purchaser as successor trustee or custodian of each such IRA Account, and Purchaser hereby accepts each such trusteeship or custodianship and assumes all fiduciary obligations with respect thereto.

  Each person executing this Assignment represents and warrants that he or she is duly authorized and empowered to execute this Agreement, and does so as the act of and on behalf of the party indicated below.

  No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than Purchaser and Seller. This Agreement expressly does not create or evidence a partnership or joint venture between Purchaser and Seller.

  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations of either party under this Agreement may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contradiction of this Section 7 shall be void.

  This Agreement and assumption and other actions confirmed hereby shall be governed by and construed in accordance with the terms and conditions of the P&A Agreement and the laws of South Carolina. Nothing contained in this Agreement shall be deemed to supersede any of the covenants, agreements, representations or warranties of Seller or Purchaser contained in the P&A Agreement or to otherwise alter, amend, supersede or add to the terms of the P&A Agreement. To the extent any inconsistency exists between this Agreement and the P&A Agreement, the terms of the P&A Agreement shall control and prevail.

  Except as otherwise provided herein, all of the transactions provided for herein shall be effective as of 11:59 p.m., local time, on the date hereof.

  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, Seller and Purchaser.

  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties herein have duly executed and delivered this Agreement as of the day and year first above written.

HORRY COUNTY STATE BANK

By:
Name:
Title:

SANDHILLS BANK

By:
Name:
Title:

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EXHIBIT 3.5(g) – LOAN DOCUMENT ASSIGNMENT

FORM OF ASSIGNMENT OF LOAN DOCUMENTS

AND ASSUMPTION AGREEMENT

KNOW THAT, pursuant to and on the terms and subject to the conditions of, that certain Purchase and Assumption Agreement, dated as of [March 24], 2015 (the “P&A Agreement”), between Horry County State Bank, a state-chartered banking corporation organized under the laws of South Carolina, with its principal office located in Loris, South Carolina (“Assignor”), and Sandhills Bank, a state-chartered banking corporation organized under the laws of South Carolina, with its principal office located in North Myrtle, South Carolina (“Assignee”) (defined terms used but not defined herein having the meanings set forth in the P&A Agreement), Assignor, for good and valuable consideration, the receipt of which is hereby acknowledged, hereby assigns unto the Assignee all of Assignor's rights, benefits and title under each of the Loan Documents (including with respect to each of the Loans covered thereby) and hereby assigns such Loan Documents. Assignor has received all necessary consents and approvals (if any) under each of the Loan Documents to assign Assignee all of Assignor's rights, benefits and title thereunder (including with respect to each of the Loans covered thereby).

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after 11:59 p.m., local time, on the date hereof (the “Effective Time”).

ASSIGNEE hereby assumes, effective as of the Effective Time, the performance of all terms, covenants and obligations of each of the Loan Documents on the part of Assignor to be discharged, performed, satisfied or paid under the Agreement on and after the Effective Time.

This Assignment and assumption confirmed hereby shall be governed by and construed in accordance with the terms and conditions of the P&A Agreement and the laws of South Carolina. Nothing contained in this Assignment shall be deemed to supersede any of the covenants, agreements, representations or warranties of Assignor or Assignee contained in the P&A Agreement or to otherwise alter, amend, supersede or add to the terms of the P&A Agreement. To the extent any inconsistency exists between this Assignment and the P&A Agreement, the terms of the P&A Agreement shall control and prevail.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the [•] day of [•], 2015.

HORRY COUNTY STATE BANK

By:
Name:
Title:

SANDHILLS BANK

By:
Name:
Title:

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EXHIBIT 4.9 – DATA PROCESSING (RESEARCH)

None